Exhibit 10.77

ASSET PURCHASE AGREEMENT

Dated as of July 14, 2005

by and between

NAL Worldwide LLC

and

North American Van Lines, Inc.

TABLE OF CONTENTS

ARTICLE 1 – DEFINITIONS

ARTICLE 2 – PURCHASE AND SALE
2.1	Purchased Assets
2.2	Excluded Assets
2.3	Limited Assumed Liabilities
2.4	Excluded Liabilities
2.5	Certain Consents to Assignment

ARTICLE 3 – PURCHASE PRICE
3.1	Purchase Price
3.2	Allocation of Purchase Price

ARTICLE 4 – CLOSING
4.1	Closing Date
4.2	Payment
4.3	Buyer’s Additional Closing Date Deliveries
4.4	Seller’s Closing Date Deliveries
4.5	Shipments in Process

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF SELLER
5.1	Organization
5.2	Authority
5.3	No Conflicts
5.4	Financial Statements
5.5	Taxes
5.6	Leased Real Property
5.7	Title to Property
5.8	Tangible Personal Property
5.9	Intellectual Property
5.10	Contracts
5.11	Employees Relations; Benefit Plans
5.12	Absence of Certain Changes
5.13	Environmental Matters
5.14	No Default, Violation or Litigation
5.15	Insurance Policies
5.16	Licenses and Permits
5.17	Interests in Clients, Etc.
5.18	Clients
5.19	Transactions with Affiliates
5.20	Software
5.21	Agent Commissions
5.22	Solvency of Seller

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5.23	Brokers
5.24	No Knowledge of Breach of Representations
5.25	No Other Representations or Warranties

ARTICLE 6 – REPRESENTATIONS AND WARRANTIES OF BUYER
6.1	Organization
6.2	Authority
6.3	No Conflicts
6.4	Funding Commitment
6.5	Brokers
6.6	No Other Representations or Warranties

ARTICLE 7 – ACTION PRIOR TO THE CLOSING DATE
7.1	Preserve Accuracy of Representations and Warranties
7.2	Consents of Third Parties; Governmental Approvals
7.3	Investigation by Buyer
7.4	Public Announcement
7.5	Operations Prior to the Closing Date
7.6	Employee Matters
7.7	Certain Restrictions
7.8	Bulk Transfers; Bulk Sales Laws

ARTICLE 8 – ADDITIONAL AGREEMENTS
8.1	Taxes
8.2	Employees
8.3	Noncompete by Seller
8.4	Nonsoliciation by Seller
8.5	Nonsoliciation by Buyer
8.6	Enforcement of STI Non-Solicitation
8.7	As-Is Condition
8.8	Confidential Information
8.8	Discharge of Liabilities
8.9	Financial Statements

ARTICLE 9 – CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
9.1	Representations and Warranties
9.2	Performance
9.3	Officer’s Certificate
9.4	Orders and Laws
9.5	Regulatory Consents and Approvals
9.6	Third Party Consents
9.7	Deliveries
9.8	No Material Adverse Effect
9.9	Real Estate Matters
9.10	Loss of Client(s)
9.11	Employment Agreements
9.12	Key Employees

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9.13	Licenses
9.14	Transition Services Agreement
9.15	Service Bureau Agreement
9.16	Financial Statements

ARTICLE 10 – CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
10.1	Representations and Warranties
10.2	Performance
10.3	Officer’s Certificate
10.4	Orders and Laws
10.5	Regulatory Consents and Approvals
10.6	Deliveries
10.7	Real Estate Matters
10.8	Licenses
10.9	Transition Services Agreement
10.10	Service Bureau Agreement
10.11	No Material Adverse Effect on Buyer

ARTICLE 11 – INDEMNIFICATION
11.1	Indemnification by Seller
11.2	Indemnification by Buyer
11.3	Indemnification Procedures
11.4	Environmental Response
11.5	Survival of Obligations
11.6	Exclusive Remedy

ARTICLE 12 – TERMINATION
12.1	Termination
12.2	Notice of Termination
12.3	Effect of Termination

ARTICLE 13 – GENERAL PROVISIONS
13.1	Notices
13.2	Successors and Assigns
13.3	Access to Records after Closing
13.4	Entire Agreement; Amendments
13.5	Interpretation
13.6	Waivers
13.7	Partial Invalidity
13.8	Execution in Counterparts
13.9	Further Assurances
13.10	Governing Law
13.11	Waiver of Jury Trial
13.12	Payment of Expenses
13.13	No Strict Construction
13.14	Right to Set-off

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EXHIBITS

EXHIBIT A	Purchased Assets
EXHIBIT B	Form of Assumption Agreement
EXHIBIT C	Form of Assignment and Bill of Sale
EXHIBIT D	Trademark License Agreement
EXHIBIT E	Major Terms of Real Property Subleases

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is dated as of July 14, 2005, by and between NAL Worldwide LLC, a Delaware limited liability company (“Buyer”) and North American Van Lines, Inc., a Delaware corporation (“Seller”).

RECITALS

1.                                       Seller is engaged in, among other things, the Business (as defined in APPENDIX A); and

2.                                       Seller desires to sell to Buyer and Buyer desires to purchase from Seller substantially all of the assets, businesses and properties used in the Business, and to assume certain specified liabilities in connection therewith, all on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, capitalized terms and variations thereof have the meanings specified or referenced in APPENDIX A attached hereto.

ARTICLE 2

PURCHASE AND SALE

2.1                                 Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer and Buyer shall purchase from Seller, free and clear of all Encumbrances, except for Permitted Encumbrances, the Business, including the operations, assets and properties currently owned or used by Seller or any of its Affiliates solely or primarily in connection with or related to the Business of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, as the same shall exist on the Closing Date, except for the Excluded Assets (herein collectively referred to as the “Purchased Assets”).  The Purchased Assets, which shall not include working capital required to operate the Business, shall include all Software currently owned by Seller or any of its Affiliates and used solely or primarily in connection with or related to the Business, including, without limitation, the Software identified on EXHIBIT A.  The Purchased Assets shall also include the following assets:

(a)                                  All of the right, title and interest of Seller or its applicable Affiliate in, to and under the Assigned Real Property Leases, including the right, title and interest of such Person in and to the Leased Real Property leased pursuant thereto, the improvements located on such Leased Real Property and all other licenses, permits, deposits and other rights appurtenant or related thereto;

(b)                                 All furniture, fixtures, equipment, machinery, vehicles, spare parts and supplies, computers and related equipment, telephones and related equipment and all other tangible personal property, office and other supplies, parts, packaging materials and all other accessories related to any of the foregoing, as identified on EXHIBIT A (“Tangible Personal Property”);

(c)                                  All rights as lessee or sublessee under leases or subleases of Tangible Personal Property together with any options to purchase the underlying property, as identified on EXHIBIT A  (“Tangible Personal Property Leases”);

(d)                                 All rights under any Contracts identified on Schedule 5.10 or assumed pursuant to EXHIBIT B;

(e)                                  All Intellectual Property identified on EXHIBIT A;

(f)                                    All files, documents, instruments, papers, books and records relating to the business, operations, condition (financial or other) or results of operations of the Business or the Purchased Assets, including financial statements, and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, Contracts, lists and records pertaining to customers, computer files and programs, retrieval programs, operating data and plans (Seller may redact those portions of any documents that contain information about businesses of Seller or its Affiliates other than the Business);

(g)                                 All personnel file records of the Transferred Employees;

(h)                                 A copy of Seller’s policies, manuals and procedures or similar materials used with respect to the Business, for the purpose of Buyer developing derivative policies, manuals and procedures or similar materials for its own use after Closing, for the use of which after Closing Seller shall have no liability whatsoever;

(i)                                     The trade names “nal Worldwide” and “nal Global,” which the Seller has informed Buyer are currently unregistered, and any trademarks, trade names and service marks containing either of the foregoing, all goodwill associated therewith, and the nalworldwide.com and nalglobal.com domain names;

(j)                                     All prepaid rents (other than under the Fort Wayne Lease) and all prepaid amounts under the Tangible Personal Property Leases being transferred to Buyer; and

(k)                                  All other assets, businesses and properties of Seller or any Affiliate to the extent:  (i) primarily used in connection with the Business or the Purchased Assets, or (ii) identified on EXHIBIT A, including all goodwill relating to the Business and the going concern value of the Business, except as expressly set forth in Section 2.2 below.

2.2                                 Excluded Assets.  Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following items (collectively referred to herein as the “Excluded Assets”).  To the extent an asset relating to the Business is not specifically identified on EXHIBIT A or in Section 2.1 above, such asset shall be deemed an Excluded Asset.

(a)                                  All trade names other than  “nal Worldwide” and “nal Global,” including “North American,” “northAmerican”, “SIRVA,” and “SIRVA Logistics,” and the words “Worldwide” and “Global” in any combination other than in combination with “nal” and all translations, adaptations, or derivations thereof, and any trademarks, trade names, service marks and symbols denoting or connoting, any of the foregoing, and all goodwill associated therewith;

(b)                                 All cash and cash equivalents;

(c)                                  All accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments of any kind, including all trade accounts receivable, notes receivable from customers, vendor credits and all other obligations of customers with respect to sales of goods or services (including any rights with respect to any third party collection procedures) (“Accounts Receivable”);

(d)                                 All rights (including any right to indemnification), claims and recoveries arising out of or relating to events occurring or existing as of or prior to the Closing and relating to the periods prior to the Closing;

(e)                                  All Benefit Plans of Seller and its Affiliates and all assets held by such Benefit Plans; all Contracts for employment or consultation services for a specified or unspecified term and any other employment-related contracts not listed on EXHIBIT A or as part of  Section 2.1; and all written or unwritten representations, commitments, promises, communications or courses of conduct creating an obligation to make payments or provide benefits to any employee or former employee of the Business;

(f)                                    All minute books and stock ownership records of Seller;

(g)                                 All refunds of any Tax paid by Seller or its Affiliates to which Seller is entitled based upon its Tax liability for the periods (or portion thereof) ending as of or prior to the Closing Date pursuant to Section 8.1;

(h)                                 All contracts of insurance and rights to insurance proceeds to the extent Seller is responsible for the cost of the insured event or indemnifies Buyer with respect to the cost of the insured event;

(i)                                     Except as set forth in Section 2.1(j), all prepaid expenses for which Buyer will not receive the benefit after the Closing, including insurance, rights to reimbursement of prepaid insurance and security deposits;

(j)                                     All documents prepared by Seller for the purpose of informing its agents, employees, or management about the sale of the Business and the Purchased Assets;

(k)                                  All intercompany receivables payable to Seller by any of its Affiliates;

(l)                                     All Real Property Leases, other than the Assigned Real Property Leases;

(m)                               All leases and subleases of real and personal property related to the Business, other than those identified on EXHIBIT A; and

(n)                                 All of Seller’s rights under this Agreement.

2.3                                 Limited Assumed Liabilities.  On the Closing Date, Buyer and Seller shall enter into the Assumption Agreement, substantially in the form of EXHIBIT B, pursuant to which Buyer shall assume and agree to discharge only the following specific obligations and liabilities, to the extent such liabilities and obligations relate exclusively or primarily to the Business, in accordance with their respective terms and subject to the respective conditions thereof (herein collectively referred to as the “Assumed Liabilities”):  all liabilities and obligations of Seller to be paid or performed after the Closing (other than those arising or relating to a breach of an agreement prior to the Closing Date) under:  (i) the Assigned Real Property Leases, (ii) the Tangible Personal Property Leases, (iii) the other Contracts listed on Schedule 5.10, (iv) the other Contracts entered into by Seller in the ordinary course of the Business and not required by the terms of Section 5.10 to be listed on Schedule 5.10, and (v) Contracts entered into by Seller after the date hereof in the ordinary course of the Business consistent with the terms of this Agreement and Seller’s past practice and custom; provided the foregoing shall only be Assumed Liabilities to the extent the foregoing Contracts or Assigned Real Property Leases are actually assigned to Buyer.

2.4                                 Excluded Liabilities.  Notwithstanding any provision herein that may be construed to the contrary, except for the Assumed Liabilities, Seller and its Affiliates shall remain solely responsible for and Buyer shall not assume or be obligated in any way to pay, perform or otherwise discharge any liability or obligation of Seller or any of its Affiliates or any liability or obligation arising in respect of the Business or the Purchased Assets, whether direct or indirect, known or unknown, absolute or contingent (all liabilities and obligations other than the Assumed Liabilities are referred to herein collectively as the “Excluded Liabilities”).    The Excluded Liabilities include without limitation:

(a)                                  Any liabilities or obligations related to any business of Seller or its Affiliates other than the Business;

(b)                                 Any liabilities or obligations related to any facility that is not used by the Business on the Closing Date;

(c)                                  Any liabilities or obligations arising from the employment or termination of any current or former employees by Seller or its Affiliates, including the termination of any employees of the Business not hired by Buyer;

(d)                                 Subject to Section 8.1, any liabilities of Seller or its Affiliates for Taxes and any Taxes arising from the transactions described herein;

(e)                                  Any intercompany payables or other liabilities or obligations of Seller to any of its Affiliates;

(f)                                    Any liabilities or obligations arising under or related to any Benefit Plan;

(g)                                 Any liabilities and obligations, including any liabilities or obligations for wages or benefits, to employees of Seller or its Affiliates for periods prior to the Closing Date;

(h)                                 Any costs or expenses incurred by Seller incident to its sale of the Purchased Assets, including the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(i)                                     Any liabilities or obligations arising out of, in connection with or related to any Excluded Asset;

(j)                                     Any liabilities, costs or expenses arising from any Legal Proceedings against Seller or any of its Affiliates, including any Legal Proceedings set forth on Schedule 5.14;

(k)                                  Any liabilities or obligations relating to the period prior to the Closing Date, with respect to an actual or alleged breach of contract or warranty, tort, infringement, claim or violation of any Requirement of Law, strict liability or otherwise;

(l)                                     Any liabilities or obligations relating to, or arising out of, directly or indirectly, the operation of the Business or Seller’s ownership, control or use of the Purchased Assets prior to the Closing Date including, but not limited to, any liability to any current, past or future employee of Sellers based on any event or events occurring prior to the Closing (whether, in any such case outlined above, (i) the liability arises prior to or following the Closing or (ii) the liability is assessed against Seller or its Affiliates or Buyer or its Affiliates); and

(m)                               Any liabilities or obligations (contingent or otherwise and including liability for response costs, personal injury, property damage or natural resource damage) arising under any Environmental Laws relating to the handling, treatment, storage, disposal, Release or threatened Release of Contaminants in, under, on or from the Leased Real Property, the Tangible Personal Property or any past or current property or facility of Seller, its Affiliates or any predecessor of Seller or its Affiliates, or any offsite waste treatment, storage, or disposal facility used by any of them, except for any such obligations or liabilities to the extent caused by the operation of the Business by Buyer after the Closing Date.

2.5                                 Certain Consents to Assignment.  To the extent that any Contract to be assigned to Buyer (including without limitation, the Assigned Real Property Leases) is not assignable without the consent of a third party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof.  Seller and Buyer shall use all reasonable efforts to obtain the consent of such other party to the assignment to Buyer of any such Contract.  If any such consent shall not be obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, for a period up to twelve months following the Closing, provided that Buyer shall undertake to pay or satisfy (i) the corresponding liabilities for the enjoyment of such benefit if and to the extent that Buyer would have been responsible therefor if such consent, waiver or approval had been obtained, (ii) for a period up to six months following the Closing, all reasonable external, out-of-pocket expenses incurred by Seller in so obtaining or providing such benefits to Buyer and (iii) for any period following the initial six month period, all mutually agreeable reasonable expenses, whether internal or external out-of-pocket, incurred by Seller in so obtaining or providing such benefits to Buyer.

ARTICLE 3

PURCHASE PRICE

3.1                                 Purchase Price.  The cash purchase price to be paid to or on behalf of Seller at the Closing (the “Purchase Price”) shall be an amount equal to (i) the assumption, payment, performance and discharge by Buyer, when and as due, of the Assumed Liabilities, plus (ii) the sum of $12,900,000.  The Purchase Price shall be payable in cash in two installments.  The first installment of $11,900,000 shall be payable at the Closing as provided in Section 4.2.  The second installment of $1,000,000 shall be payable upon completion by Seller of all services it is required to provide to Buyer under the Service Bureau Agreement.

3.2                                 Allocation of Purchase Price.  Within ninety days after the Closing, Buyer shall prepare and deliver to Seller a statement (the “Allocation Statement”) allocating the Purchase Price among the Purchased Assets and the noncompete agreement set forth in Section 8.3 in accordance with Section 1060 of the Code and the applicable Treasury Regulations.  If within thirty days after delivery of the Allocation Statement, Seller notifies Buyer in writing of an objection to the Allocation Statement, Buyer and Seller shall use their commercially reasonable efforts to resolve such dispute within twenty days.  If Buyer and Seller are unable to resolve such dispute during such twenty-day period, Buyer and Seller shall jointly select a nationally recognized independent accounting firm to resolve such dispute.  Such accounting firm shall be requested to resolve such dispute and issue its written report to Buyer and Seller within thirty days after its engagement.  One-half of the fees of such accounting firm shall be borne by Buyer, and one-half of such fees shall be borne Seller.  Seller and Buyer each agree to prepare and file on a timely basis Internal Revenue Service Form 8594 setting forth an allocation of the Purchase Price, pursuant to Section 1060 of the Code, in a manner consistent with the Allocation Statement, and agree to act in accordance with the Allocation Statement in the preparation of financial statements and filing of all Tax returns and in the course of any Tax audit, Tax review or Tax litigation relating thereto.  Neither Buyer nor Seller will assert that the allocation set forth in the Allocation Statement was not separately bargained for at arm’s length and in good faith.  Not later than ten days prior to the filing of their respective Form 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

ARTICLE 4

CLOSING

4.1                                 Closing Date.  The consummation of the transactions (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois as promptly as is practicable on the Business Day on which the conditions set forth in Articles 9 and 10 hereof have been satisfied or waived, or at such other time and place as may be agreed upon by Buyer and Seller.  The date on which the Closing occurs is called the “Closing Date”.  It is understood and agreed that Seller will notify Buyer at least three Business Days prior to the Closing that the Closing is likely to occur, specifying the proposed closing date.  Notwithstanding the foregoing, in the event that the parties agree to close on July 31, 2005, the first installment of the Purchase Price shall be paid on August 1, 2005, and, upon payment of such installment, the Closing and the Closing Date shall be deemed to have occurred on July 31, 2005 at 11:59 p.m.

4.2                                 Payment.  Subject to fulfillment or waiver of the conditions set forth in ARTICLE 9,  Buyer shall pay Seller the first installment of the Purchase Price by wire transfer of immediately available funds to the account or accounts designated in writing by Seller on the Closing Date or as otherwise specified in Section 4.1 above.

4.3                                 Buyer’s Additional Closing Date Deliveries.  Subject to fulfillment or waiver of the conditions set forth in ARTICLE 9, at Closing Buyer shall also deliver to Seller all of the following:

(a)                                  A certificate of the secretary (or other similar official) of Buyer certifying, as complete and accurate as of the Closing Date, the Organizational Documents of Buyer and certifying and attaching the resolutions of the board of directors and stockholders (or other relevant Persons) of Buyer approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the persons authorized by Buyer to execute this Agreement and each Buyer Ancillary Document or instrument executed by Buyer in connection with this Agreement;

(b)                                 A certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

(c)                                  The Assumption Agreement, substantially in the form of EXHIBIT B, duly executed by Buyer;

(d)                                 A transitional services agreement (the “Transitional Services Agreement”), in a form reasonably acceptable to both parties, duly executed by Buyer;

(e)                                  The Real Property Lease Assignments, duly executed by Buyer;

(f)                                    The Real Property Subleases and the Fort Wayne Lease, duly executed by Buyer;

(g)                                 A software license assignment in favor of  Buyer to assign the license of AMS, PTS and CDS (the “Software License Assignment”) to Buyer, in a form reasonably acceptable to both parties, duly executed by Buyer;

(h)                                 A perpetual, non-exclusive, royalty free license in favor of Buyer to use and modify certain software owned by Seller (the “License”), in a form reasonably acceptable to both parties, duly executed by Buyer;

(i)                                     A trademark license agreement (the “Trademark License”), substantially in the form of EXHIBIT D, duly executed by Buyer;

(j)                                     A service bureau agreement (the “Service Bureau Agreement”) for outsourcing of information technology services, in a form reasonably acceptable to both parties;

(k)                                  A certificate of the secretary (or other similar official) executed on behalf of Buyer as to the accuracy of Buyer’s representations and warranties as of the date of this Agreement and as of the Closing, in accordance with Section 10.3 and as to Buyer’s compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 10.3; and

(l)                                     Such other assumption agreements and instruments as Seller may reasonably request or as may be otherwise necessary to evidence and effect the assumption by Buyer of the Assumed Liabilities.

In addition to the above deliveries, Buyer shall take all steps and actions as Seller may reasonably request or as may otherwise be necessary to evidence Buyer’s assumption of the Assumed Liabilities.

4.4                                 Seller’s Closing Date Deliveries.  Subject to fulfillment or waiver of the conditions set forth in ARTICLE 10, at Closing Seller shall deliver to Buyer all of the following:

(a)                                  A certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, the Organizational Documents of Seller and certifying and attaching the resolutions of the board of directors, or a duly authorized committee thereof, of Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the persons authorized by Seller to execute this Agreement and each Seller Ancillary Document or instrument executed by Seller in connection with this Agreement;

(b)                                 Certificates of good standing of Seller:

(i)                                     issued as of a recent date by the Secretary of State of the State of Delaware; and

(ii)                                  issued as of a recent date by the Secretary of State of the State of Indiana;

(c)                                  An assignment and bill of sale (the “Assignment and Bill of Sale”), substantially in the form of EXHIBIT C, to Buyer for all of the Purchased Assets that are Tangible Personal Property, duly executed by Seller;

(d)                                 The Assumption Agreement, substantially in the form of EXHIBIT B, duly executed by Seller;

(e)                                  Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(f)                                    All consents, waivers or approvals obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(g)                                 Assignments to Buyer of any registered or applied for patents, trademarks, service marks, domain names and copyrights included in the Purchased Assets, duly executed by Seller in a form and substance reasonably satisfactory to Buyer;

(h)                                 The Transitional Services Agreement, duly executed by Seller;

(i)                                     The Real Property Lease Assignments, duly executed by Seller or one of its Affiliates, as appropriate;

(j)                                     The Real Property Subleases and the Fort Wayne Lease, duly executed by Seller or one of its Affiliates, as appropriate;

(k)                                  The Software License Assignment, duly executed by Seller;

(l)                                     The License, duly executed by Seller;

(m)                               The Trademark License, substantially in the form of EXHIBIT D, duly executed by Seller;

(n)                                 A certification of non-foreign status of Seller, reasonably satisfactory to Buyer, which complies with the requirements of section 1445 of the Code and the applicable Treasury Regulations;

(o)                                 The Landlord Documents;

(p)                                 The Service Bureau Agreement, duly executed by Seller;

(q)                                 The Financial Statements required to be delivered at Closing pursuant to Section 5.4; and

(p)                                 Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.

4.5                                 Shipments in Process.

(a)                                  All revenue generated, expenses incurred, and all liabilities for shipments loaded and services performed on or prior to the Closing Date, will be retained and/or paid by Seller.  All revenue generated, expenses incurred, and all liabilities with respect to shipments loaded and services performed after the Closing Date will be retained and/or paid by Buyer.  The parties agree to cooperate with each other following the Closing with respect to this division of responsibility.  Specifically, each party agrees to promptly forward any claims, payments, correspondence or other documents or matters that it might receive that should have been directed to the other party.  Without intending to limit the foregoing, if a party collects a receivable that belongs to the other party (i.e., Seller-owned if it relates to a shipment loaded on or before the Closing Date; Buyer-owned if it relates to a shipment loaded after the Closing Date), the collecting party will forward such payment to the other party within five business days of the collecting party’s receipt thereof.  For purposes of this Section 4.5 and the indemnity provisions set forth in Sections 11.1(g) or 11.2(e), a shipment is deemed loaded when the driver executes a bill of lading for the shipment and a service is deemed performed when the service is provided.

(b)                                 If Buyer and Seller are unable to resolve any disagreement with respect to such revenue, expenses or liabilities for shipments, within thirty (30) days following the receipt of or request for such amounts, then the items in dispute will be referred to the Chicago office of BDO Seidman, LLP (the “Accountants”) for final arbitration within forty-five (45) days after submitting the matter to the Accountants, which arbitration shall be in accordance with this Section 4.5(b) and final and binding on both Buyer and Seller.  With respect to this Section 4.5(b), (i) the Accountants shall act as an arbitrator to determine, based solely on presentations by Buyer and Seller, and not by independent review, only those amounts still in dispute; (ii) Buyer and Seller agree to execute, if requested by the Accountants, a reasonable engagement letter; and (iii) the fees and expenses of the Accountants shall be allocated between Buyer and Seller so that Seller’s share of such fees and expenses shall be equal to the product of (x) the aggregate amount of such fees and expenses, and (y) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Accountant) and the denominator of which is the total value in dispute submitted to arbitration.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer that the statements contained in this ARTICLE 5 are true and correct, except to the extent set forth on the disclosure schedule delivered contemporaneously with this Agreement by Seller to Buyer (the “Disclosure Schedule”).  The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the lettered and numbered paragraphs contained in this ARTICLE 5.

5.1                                 Organization.  Schedule 5.1 contains a complete and accurate list of Seller’s jurisdiction of incorporation and each other jurisdiction in which it is authorized to conduct the Business.  Seller is duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 5.1, except as would not have a Material Adverse Effect.  Except as set forth on Schedule 5.1, there are no other jurisdictions in which the conduct of its business or the ownership or lease of its assets requires such qualification under applicable law, except where failure to so qualify would not have a Material Adverse Effect.  Seller has the requisite power and authority and all permits and authorizations necessary to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted, except as would not have a Material Adverse Effect.  Seller has delivered to Buyer correct and complete copies of its Organizational Documents.

5.2                                 Authority.  Seller has the power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to which it is a party.  The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by its board of directors and do not require any further authorization or consent by it.  This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements upon execution and delivery will be a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

5.3                                 No Conflicts.  Except as set forth in the Schedule 5.3, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a)                                  violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance, other than a Permitted Encumbrance, upon the Business or any of the Purchased Assets under (i) the certificate of incorporation or bylaws of Seller, (ii) any other Contract, (iii) any Court Order to which Seller or any of its Affiliates or the Purchased Assets are subject or by which Seller or any of its Affiliates or any of the Purchased Assets are bound, or (iv) any Requirements of Law affecting or applicable to Seller or any of its Affiliates or any of the Purchased Assets, except, in the case of clauses (ii), (iii) and (iv), for any such violation, conflict, breach, default, right, loss or imposition as would not have a Material Adverse Effect on the Business or the Purchased Assets; or

(b)                                 require the approval, consent, authorization or act of, or the making by Seller or any of its Affiliates of any declaration, filing or registration with, any Person.

5.4                                 Financial Statements.

(a)                                  At the Closing, the Financial Statements are in all material respects accurate and complete, are consistent with the books and records of Seller with respect to the Business (which, in turn, are accurate and complete in all material respects), were prepared in accordance with GAAP, and present the financial position and results of operations of the Business as of their respective dates and for the respective periods covered thereby in accordance with GAAP, subject, with respect to the Interim Financial Statements, to the lack of the footnote disclosure otherwise required by GAAP.

(b)                                 Seller has provided Buyer with the 2005 budget dated December 31, 2004, which is the current budget relating to the Business and has not been updated since that time.

5.5                                 Taxes.  Seller and its Affiliates have timely filed all Tax Returns that are required to be filed by them with respect to the Purchased Assets and the conduct of the Business and have timely paid all Taxes that have become due on such Tax Returns, or pursuant to any assessment that has become payable.  Each such Tax Return was true, correct and complete in all material respects.  Except as set forth in Schedule 5.5, no audit or other proceeding by any United States federal, state or local or foreign court, governmental or regulatory authority, or similar Person is pending or threatened with respect to any Taxes due from Seller or any of its Affiliates with respect any Purchased Asset or the conduct of the Business, or with respect to any Tax Return filed or required to be filed by, relating to or including Seller or any of its Affiliates with respect to any Purchased Asset or the conduct of the Business.  No assessment or deficiency for any Tax has been proposed or threatened against Seller or any of its Affiliates with respect to any Purchased Asset or the conduct of the Business. No written claim has ever been made by an authority in a jurisdiction where Seller or any of its Affiliates does not file Tax Returns with respect to the Business or the Purchased Assets that Seller or any of its Affiliates is or may be subject to taxation by that jurisdiction. Except as set forth in Schedule 5.5, there are no unexpired waivers of any statute of limitations with respect to any Taxes relating to any Purchased Asset or the conduct of the Business for which Seller or any of its Affiliates may be liable.  With respect to the Business, Seller and its Affiliates have complied in all material respects with all Requirements of Law relating to the payment, withholding and reporting of Taxes relating to the Business (including sections 1441, 1442, 3102, 3401 and 3406 of the Code) and have withheld from employee wages and paid over, in a timely manner, to the proper authorities all amounts required to be so withheld and paid over under all Requirements of Law.  Seller is not party to any Contract providing for the allocation or sharing of Taxes relating to the conduct of the Business that will continue in force after the Closing Date.  The Assumed Liabilities do not include any obligation to make any payments that will be nondeductible under section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).  There are no Encumbrances with respect to Taxes (except for Permitted Encumbrances) upon any of the Purchased Assets.  Seller is not a “foreign person” within the meaning of section 1445(a) of the Code.

5.6                                 Leased Real Property.  Schedule 5.6 contains a brief description of each parcel of Leased Real Property.  With respect to the Leased Real Property, except as set forth in Schedule 5.6:

(a)                                  Seller or its applicable Affiliate enjoys peaceful and undisturbed possession of all the Leased Real Property;

(b)                                 The leasehold interest of Seller or its applicable Affiliate in each Leased Real Property is not subject or subordinate to any Encumbrance, except for Permitted Encumbrances;

(c)                                  Neither Seller nor any of its Affiliates have received notice of any condemnation proceedings with regard to the Leased Real Property and, to Seller’s Knowledge, there are no such proceedings contemplated by any governmental authority;

(d)                                 Neither Seller nor any of its Affiliates is party to any sublease, license or other occupancy agreement granting to any third Person the right to use or occupy any Leased Real Property;

(e)                                  To Seller’s Knowledge, the present maintenance, operation, use and occupancy of the Leased Real Property does not violate any Requirement of Law in any manner that would have a Material Adverse Effect; and

(f)                                    The Real Property Leases for the Westmont Office Facility and the Logistics Facilities are in full force and effect and constitute legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, and, to Seller’s Knowledge, each other party thereto; and except as disclosed in Schedule 5.6, neither Seller, its Affiliates nor, to Seller’s Knowledge, any other party to such Real Property Leases is in violation or breach of or default under any such Real Property Lease (or with notice or lapse of time or both, would be in violation or breach of or default under any such Real Property Lease) except for such violation, breach or default as would not have a Material Adverse Effect.

5.7                                 Title to Property.  Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances.  The Purchased Assets conveyed to Buyer, together with the premises to be subleased by Buyer pursuant to the Real Property Subleases, include all of those assets (real, personal, tangible and intangible) necessary for the conduct of the Business in substantially the same manner as the Business is currently conducted (other than the Excluded Assets and worn out or obsolete fixed assets disposed of in the ordinary course of the Business).

5.8                                 Tangible Personal Property.  Seller is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property and intangible assets, property and rights included in the Purchased

Assets.  All of such Tangible Personal Property and intangible assets, property and rights is free and clear of all Encumbrances except Permitted Encumbrances, is in a condition sufficient for the operation of the Business, and complies in all respects with all Requirements of Law, except as would not have a Material Adverse Effect.   The Tangible Personal Property of Seller that is included in the Purchased Assets includes all of the tangible personal property necessary to meet the requirements of all outstanding Contracts with, and material commitments to, customers of the Business and all necessary Tangible Personal Property is in working condition.  Except as set forth on Schedule 5.8, none of the Tangible Personal Property is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or is located other than on the premises of Seller.  No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Assets has been recorded, filed, executed or delivered.

5.9                                 Intellectual Property.  Attached to this Agreement as Schedule 5.9 is a complete and accurate list and description of each item of Intellectual Property (other than trade secrets and know-how) included in the Purchased Assets, together with, in the case of registered and applied-for Intellectual Property included in the Purchased Assets:  the (i) applicable registration or application number; (ii) filing, registration, issue or application date; (iii) record owner; (iv) country; (v) title or description; (vi) remaining life; and (vii) whether any actions must be taken within four (4) months from the date of this Agreement to obtain, maintain or renew such registered or applied-for Intellectual Property.  In addition, Schedule 5.9 identifies whether each item of such Intellectual Property is owned by Seller or possessed and used by Seller under any Contract.  Such Intellectual Property constitutes valid and enforceable rights and, to Seller’s Knowledge, does not infringe or conflict with the rights of any other Person.  There is neither pending, nor to Seller’s Knowledge, threatened, any Legal Proceeding contesting the validity or right of Seller to use any of such Intellectual Property, and neither Seller nor any of its Affiliates have received any notice of infringement upon or conflict with any asserted right of others with respect to such Intellectual Property or the conduct of the Business nor, to Seller’s Knowledge, is there a basis for such a notice.  To Seller’s Knowledge, no Person is infringing upon its rights to such Intellectual Property.  Except as otherwise provided in Schedule 5.9, Seller does not have any obligation to compensate others for the use of any such Intellectual Property.

5.10                           Contracts.  Schedule 5.10 contains a true and complete list of each of the following Contracts or other arrangements included in the Purchased Assets (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided to Buyer prior to the execution of this Agreement) of Seller or any of its Affiliates relating to the Business:

(a)                                  All such Contracts relating to future capital expenditures;

(b)                                 All such loans (other than Accounts Receivable) and advances to (other than ordinary course travel and other allowances to the employees and independent contractors of Seller), and investments in, any Person and all such Contracts relating to the making of any such loan, advancement or investment;

(c)                                  All such Contracts evidencing any indebtedness, including loan and credit agreements, promissory notes and other instruments of indebtedness;

(d)                                 All such Contracts with any Person containing any provision or covenant prohibiting or limiting the ability to engage in any business activity or compete with any Person or limiting the ability of any Person to compete with Seller or its Affiliates;

(e)                                  All such guarantees or other contingent liabilities in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary and usual course of business consistent with past custom and practice);

(f)                                    All such Contracts for management service, consulting, maintenance or anything similar (including any employee lease or outsourcing arrangement) providing for annual aggregate payments of more than $50,000 in 2004 or potential annual payment, as currently anticipated, of more than $50,000 in 2005;

(g)                                 All such Contracts relating to the future disposition or acquisition of any assets for more than $50,000, other than Contracts for the dispositions or acquisitions of supplies in the ordinary course of business consistent with past practice;

(h)                                 All collective bargaining or similar labor Contracts covering any Business Employee (as defined in Section 5.11(a));

(i)                                     All such Contracts relating to the ownership, use or licensing of any Intellectual Property that involve a future commitment by Seller in excess of $25,000, or that restrict the rights of the Business regarding, or permit other Persons to use or register, any material Intellectual Property;

(j)                                     All Assigned Real Property Leases and all Tangible Personal Property Leases;

(k)                                  All material Contracts included in the Purchased Assets and relating to currently effective warranties or representations made in respect of any services provided or sold or creating any other liability or obligation to service, repair, maintain, take back or otherwise do or not do anything in respect to any such services;

(l)                                     All such Contracts with any Affiliate, holder of more than 10% of the equity or Employee (including any officer, director or consultant) of Seller other than ordinary course unwritten agreements for employment at will;

(m)                               All such Contracts that (i) involve the annual payment pursuant to the terms of any such Contract of more than $50,000 or more in 2004 or potential annual payment, as currently anticipated, of more than $50,0000 in 2005 or (ii) cannot be terminated within 30 calendar days after giving notice of termination without resulting in any cost or penalty to Seller;

(n)                                 All such Contracts regarding confidentiality on the part of Seller with customers identified on Schedule 5.18; and

(o)                                 Any other Contracts entered into outside the ordinary course of the Business or otherwise material to the operation of the Business.

All such Contracts of Seller are in full force and effect and constitute legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, and, to Seller’s Knowledge, each other party thereto; and except as disclosed in Schedule 5.10, neither Seller, its Affiliates nor, to Seller’s Knowledge, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) except for such violation, breach or default as would not, individually or in the aggregate, have a Material Adverse Effect.

5.11                           Employee Relations; Benefit Plans.

(a)                                  Schedule 5.11(a) lists the names and job titles of all employees of Seller or any of its Affiliates providing services exclusively or primarily with respect to the Business (“Business Employees”).

(b)                                 Except as disclosed in Schedule 5.11(b):

(i)                                     None of Seller or any of its Affiliates is party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council concerning any Business Employees; no labor union, labor organization, works council, or group of Business Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to the Business; and, to Seller’s Knowledge, there are no labor union organizing activities with respect to any Business Employees.

(ii)                                  From January 1, 2004 to the date of this Agreement, there has been no actual or, to Seller’s Knowledge, threatened strikes, lockouts, slowdowns or work stoppages by the Business Employees with respect to the Business.

(iii)                               Seller and its Affiliates are in substantial compliance with all applicable laws respecting employment and employment practices with respect to the Business, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(iv)                              Seller and its Affiliates have not received, with respect to the Business:  since January 1, 2004, (A) notice of any unfair labor practice charge or complaint pending or threatened in writing before the National Labor Relations Board or any other Governmental Body against them, (B) notice of any arbitrations or grievances arising out of any collective bargaining agreement or any other arbitration procedures against them, (C) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Body responsible for the prevention of unlawful employment practices, (D) notice of the intent of any Governmental Body responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (E) notice of any complaint, lawsuit or other proceeding pending or threatened in writing in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(v)                                 To Seller’s Knowledge, no Business Employee is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by Seller or (ii) to the knowledge or use of trade secrets or proprietary information.

(vi)                              The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which Seller or its Affiliates is a party.

(c)                                  No liability under Title IV or Section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d)                                 Except as disclosed in Schedule 5.11(d) or as provided in Section 8.2, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Transferred Employee to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any Transferred Employee.

(e)                                  There has been no material failure of a Benefit Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code).  Neither Seller nor or any ERISA Affiliate has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate has incurred a tax under Section 5000(e) of the Code which is or could become a liability of Seller or an ERISA Affiliate.

5.12                           Absence of Certain Changes.  Except as disclosed in Schedule 5.12, since December 31, 2004, there has not occurred any event or development that, individually or together with other such events, has had a Material Adverse Effect.  Except as disclosed in Schedule 5.12, since December 31, 2004, the Business has been conducted only in the ordinary course consistent with past custom and practice, and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practice.  Without limitation of the foregoing and except as set forth on Schedule 5.12, since December 31, 2004:

(a) Seller has not, to Seller’s Knowledge after reasonable investigation, with respect to the business:

(i)                           incurred any liabilities or obligations except current liabilities or obligations for trade payables in connection with the purchase of goods or services in the ordinary and usual course of business consistent with past custom and practice;

(ii)                        paid, discharged or satisfied any liabilities other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Financial Statements or current liabilities incurred since December 31, 2004 in the ordinary and usual course of business consistent with past practice;

(iii)                     permitted or allowed any of their properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrances (other than Permitted Encumbrances);

(iv)                    purchased any asset (whether or not in the ordinary and usual course of business consistent with past practice) for a cost in excess of $75,000;

(v)                       modified, amended or terminated any Contract to the extent that it involves in excess of $75,000 or waived, released or assigned any material rights or claims under any Contract except in the ordinary course of business consistent with past practice.

(vi)                    received notification that any client, customer or supplier who paid Seller or received from Seller at least $50,000 in revenue in 2004 or $20,000 in the five months ending May 31, 2005 will (i) stop or decrease in any respect the rate of business done with the Business, (ii) make any or seek to make any other alteration to its relationship with the Business or Buyer or (iii) seek to have any agreement, arrangement, contract or commitment amended or otherwise modified in a manner that has the effect of reducing the margins of the Business or Buyer or otherwise adversely affects the Business or Buyer;

(vii)                 permitted any material insurance policy naming Seller as a beneficiary or a loss payee to be cancelled or terminated, except those that expired according to their terms;

(viii)                                                written down the value of any inventories or written off as uncollectible any accounts receivable, except in the ordinary course of business consistent with past practice;

(ix)                      canceled any debts or waived any material claims or rights except in the ordinary course of business consistent with past practice;

(x)                         except for obligations of Seller under existing Contracts, made, or permitted any other Person to make, any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, to or in respect of any officer, employee or consultant of Seller, or made or granted any increase in, or established, amended or terminated, any existing plan, program, policy or arrangement, including, without limitation, any Benefit Plan or arrangement, or adopted any new Benefit Plan or arrangement or entered into any new collective bargaining agreement or other union contract or arrangement or multiemployer plan that was not generally applicable to all of Seller’s employees;

(xi)                      made, or directed any other Person to make, any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, to or in respect of any of the agents of Seller set forth on Schedule 5.12(xi);

(xii)                   adopted or made any change in any method of financial or Tax accounting or reporting or financial or Tax accounting or reporting practice, except as required by GAAP, or made or changed any Tax elections;

(xiii)                conducted the cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintained the books and records of the Business other than in the ordinary and usual course of business consistent with past practice;

(xiv)               made any loans or advances to, or guarantees for the benefit of, or entered into any similar transaction with any employee, officer, director or shareholder of a Seller other than in the ordinary and usual course of business consistent with past practice.

(xv)                  borrowed any money (other than trade payables or other current expenses, all in the ordinary and usual course of business consistent with past practice) or issued any bonds, debentures, notes or other corporate securities evidencing money borrowed;

(xvi)               suffered any extraordinary loss, damage, destruction or casualty loss or waived any rights of material value, whether or not covered by insurance; and

(xvii)            agreed, in writing or otherwise, to take any of the foregoing actions.

(b)                                 Seller has not with respect to the Business:

(i)                           sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except for sales of assets or inventory in the ordinary and usual course of business consistent with past practice;

(ii)                        sold, assigned, transferred, abandoned or permitted to lapse any Permits or any portion thereof, or any of the Intellectual Property or other intangible assets, disclosed any material confidential information or trade secret to any person or granted any license or sublicense of any rights under or with respect to any Intellectual Property or other intangible assets;

(iii)                     made any single capital expenditure or commitment in excess of $50,000 or made aggregate capital expenditures and commitments in excess of $100,000; or

(iv)                    hired or terminated any employee (whether or not in the ordinary course of business) who has an annual salary in excess of $75,000.

5.13                           Environmental Matters.  Except as disclosed in Schedule 5.13, to Seller’s Knowledge:

(a)                                  Seller has complied with all applicable Environmental Laws with respect to the Business and the Leased Real Property, except to the extent any non-compliance would not have a Material Adverse Effect;

(b)                                 With respect to the Business and the Leased Real Property, to Seller’s Knowledge, there have been no (i) environmental audits, assessments or occupational health studies; (ii) analyses of water (including groundwater analyses), soil, air, asbestos or other building materials samples; (iii) inspections of facilities by the Environmental Protection Agency, any counterpart state agency, or other relevant environmental authority; (iv) written communications with environmental agencies relating to issues of noncompliance, Releases or contamination; or (v) written claims or written complaints concerning environmental matters;

(c)                                  With respect to the Business, other than in compliance with Environmental Laws, neither Seller nor its Affiliates have generated, treated, stored or disposed of, or arranged for the storage, disposal or treatment of, any Contaminant or other solid waste in, under or on the Leased Real Property or at any other site or location not permitted for such treatment, storage or disposal;

(d)                                 With respect to the Business, neither Seller nor its Affiliates (i) have leased, used or owned a site or location that, pursuant to CERCLA or other similar state law, has been placed on the National Priorities List or its state equivalent or (ii) are on written notice of, or subject to a written claim, Court Order, administrative order or other demand either to take “response action,” “removal” or “remedial” action as those terms are defined respectively in 42 U.S.C. §§ 9601(25), (23) and (24), RCRA or other federal or state Environmental Law or to reimburse any person who has taken “response,” “removal” or “remedial” action in connection with that site;

(e)                                  Neither Seller nor its Affiliates have, with respect to the Business, owned or operated and do not currently own or operate, any underground storage tanks as defined in 42 U.S.C. § 6991(1).  Schedule 5.13 sets forth the age, contents or former contents of any above ground or underground storage tanks located on the Leased Real Property;

(f)                                    Neither Seller nor any third parties has disposed of or buried any solid wastes as defined in 42 U.S.C. § 6903(27), drums or containers on, in or under the ground or any surface waters located on the Leased Real Property;

(g)                                 There has been no unpermitted Release of Contaminants at the Leased Real Property that poses a material risk to human health or the environment, and there are no Contaminants in the soil or groundwater at the Leased Real Property in quantities or under circumstances that would require investigation or remediation pursuant to Environmental Law or that pose a material risk to human health or the environment; and

(h)                                 To Seller’s Knowledge, no facts, events or conditions with respect to the past or present operations or facilities of the Business exist which could reasonably be expected to interfere with or prevent compliance with, or could give rise to any common law or statutory liability or otherwise form the basis of any environmental claim against or involving the Business, its assets or the conduct of its respective business and operations under any Environmental Law now existing, based on any such fact, event or circumstance, including, without limitation, liability for cleanup costs, personal injury or property damage.

5.14                           No Default, Violation or Litigation.  Except as disclosed in Schedule 5.14, the Business is not in violation of and has been operated in compliance with all Requirements of Law, except as such violation or non-compliance would not have a Material Adverse Effect, and neither Seller nor any of its Affiliates have received any notice of claimed noncompliance.  Except as disclosed in Schedule 5.14 and except as would not have a Materially Adverse Effect, individually or in the aggregate, (i) there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against or involving the Business or against or involving any of the Purchased Assets or to which the Business or the Purchased Assets may be bound or affected, at law or in equity, and there is no basis for any of the foregoing, and (ii) there are no judgments, orders, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against or otherwise relating to or affecting the Purchased Assets or the Business, nor has Seller received any written opinion or memorandum or legal advice from legal counsel retained by Seller to the effect that the Purchased Assets or the Business is exposed, from a legal standpoint, to any liability which may be material.  Except as disclosed on Schedule 5.14, Seller is not engaged in any legal action to recover monies due the Business or for damages sustained by the Business.  Schedule 5.14 sets forth a list of all closed litigation matters which related to the Business since January 1, 2004, the date such litigation was commenced or concluded and the nature of the resolution thereof (including amounts paid in settlement or judgment).

5.15                           Insurance Policies.  Schedule 5.15 is a correct and complete list and description, including policy number, coverage and deductible, of all insurance policies related to the Business owned by Seller, correct and complete copies of which policies have previously been delivered to Buyer.  To Seller’s Knowledge, such policies are in full force and effect, all premiums due thereon have been paid and Seller is not in default thereunder.  Seller has not received any written notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies.  Schedule 5.15 also contains a list of all claims related to the Business to Seller’s Knowledge filed since January 1, 2004 with any insurance company by Seller.

5.16                           Licenses and Permits.  Schedule 5.16 sets forth a list of all national permits, licenses, registrations, authorizations, consents, certificates, orders, franchises, variances and approvals of Governmental Bodies used or held by Seller in connection with the ownership, use, occupancy or operation of the Purchased Assets and the conduct and operation of the Business (“Permits”).  Seller is in material compliance with the terms of the Permits, and Seller has not received any written or oral notices to the contrary.

5.17                           Interests in Clients, Etc.  Except as set forth on Schedule 5.17, none of Seller or, to Seller’s Knowledge, any of its Affiliates owns more than 20% of any competitor, client, customer or supplier of the Business or of any Person from whom or to whom the Business leases any real or personal property or of any other Person with whom the Business has any material business relationship.

5.18                           Clients .  Schedule 5.18 is a complete and correct list of all customers of the Business who paid Seller at least $50,000 in revenue in 2004.  Except as set forth on Schedule 5.18, and during the period January 1 through the date hereof, no customers of the Business who paid Seller at least $100,000 in revenue in 2004, or paid Seller at least $40,000 in the five months ending May 31, 2005, has cancelled or otherwise terminated, or threatened to cancel or terminate in writing, its relationship with the Business.

5.19                           Transactions with Affiliates.  Except as set forth in Schedule 5.19, no officer, director, employee or, to Seller’s Knowledge, Affiliate of Seller or any Affiliate of any such Person: (i) owns any property or right, whether tangible or intangible, which is used by the Business; (ii) has any claim or cause of action against the Business; (iii) owes any money to or is owed money from the Business except in the ordinary course of Business; (iv) is a party to any contract or other arrangement, written or oral, with the Business (other than normal employment relationships); or provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business, and the Business does not provide or cause to be provided any assets, services or facilities to any such Person.  Schedule 5.19 sets forth every business relationship to Seller’s Knowledge (other than normal employment relationships) between the Business, on the one hand, and Seller’s officers, directors and employees, on the other hand.

5.20                           Software.  The Software of Seller that is included in the Purchased Assets and the Software provided or supported under the SBA and specifically identified therein is all of the Software necessary to meet the requirements of all outstanding Contracts with, and material commitments to, customers of the Business.  The Software of Seller that is included in the Purchased Assets and the Software provided or supported under the SBA and specifically identified therein is all of the Software necessary to conduct the Business as currently conducted.  With respect to the use of the Software that is included in the Purchased Assets, (i) no capital expenditures are necessary with respect to the use of such Software other than capital expenditures in the ordinary course of business that are consistent with the past practice of Seller, and (ii) Seller has not experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected.  There is neither pending, nor to Seller’s Knowledge threatened, any Legal Proceeding alleging a violation of any Person’s privacy or personal information or data rights with respect to the Business, nor to Seller’s Knowledge is there a basis for such a Legal Proceeding.

5.21                           Agent Commissions .  Schedule 5.21 lists the name and compensation (including rate of commission) of the agents of Seller being paid in connection with the Business in 2004 and through May 31, 2005.

5.22                           Solvency of Seller.

(a)                                  Seller is not now insolvent nor will it be rendered insolvent by the transactions contemplated by this Agreement.  As used in this Section 5.22, “insolvent” with respect any Person means that the sum of the liabilities of such Person exceeds the present fair market value of such Person’s assets.

(b)                                 Immediately after giving effect to the consummation of the transactions contemplated by this Agreement:  (i) Seller will be able to pay its liabilities as they become due in the ordinary course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present business; and (iii) Seller will be able to satisfy any judgments and other obligations to which it is subject, as well as any judgments that are likely to arise as a result of any pending or threatened litigation against it.

5.23                           Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any Person on behalf of Seller in such manner as to give rise to any claim by any Person against Buyer or any of the Purchased Assets for a finder’s fee, brokerage commission or similar payment, except for Seller’s retention of Lazard Freres & Co., LLC, and Seller and its Affiliates shall be responsible for all amounts owed to Lazard Freres & Co., LLC.

5.24                           No Knowledge of Breach of Representations .  To Seller’s Knowledge, none of the representations and warranties of Seller set forth in this Agreements, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Buyer as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make the statements contained herein or therein not misleading.  To Seller’s Knowledge, there are no facts, events or occurrences that have not been disclosed to Buyer which materially adversely affect or could reasonably be expected to materially adversely affect the Business or Seller’s ability to consummate the transactions contemplated hereby or in any other agreements contemplated hereby.

5.25                           No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE 5, Seller makes no express or implied representation or warranty.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees that the statements contained in this ARTICLE 6 are true and correct.

6.1                                 Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2                                 Authority.  Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer has been duly authorized and approved by its board of directors, stockholders (if required) or similar Persons and do not require any further authorization or consent.  This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer, as appropriate, and upon execution and delivery by Buyer, as appropriate, will be a legal, valid and binding obligation such party enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3                                 No Conflicts.  Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a)                                  Violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) the Organizational Documents of Buyer, (ii) any Contract or License of Buyer, (iii) any Court Order to which Buyer is a party or by which Buyer is bound, or (iv) any Requirements of Laws affecting Buyer; or

(b)                                 Require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

6.4                                 Funding Commitment.  Buyer has received the written commitment for funding to consummate the purchase of the Purchased Assets in the form attached hereto as Schedule 6.4 (the “Commitment”).

6.5                                 Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller without the intervention of any Person on behalf of Buyer in such manner as to give rise to any claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment.

6.6                                 No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE 6, Buyer does not make any express or implied representation or warranty.

ARTICLE 7

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1                                 Preserve Accuracy of Representations and Warranties.  All of the parties hereto shall refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date.  Each of Seller, on the one hand, and Buyer, on the other hand, shall promptly notify the other of any Legal Proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

7.2                                 Consents of Third Parties; Governmental Approvals.  Seller will act diligently and reasonably to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Contract required to be obtained to assign or transfer any such Contracts to Buyer or to otherwise satisfy the conditions set forth in Section 9.6 and Buyer will provide Seller with reasonable assistance in obtaining such consents.

7.3                                 Investigation by Buyer.  Seller will (i) provide Buyer and its officers, managers, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, “Representatives”) and any Person providing financing to Buyer and such Person’s Representatives with full access, upon reasonable prior notice and during normal business hours, to the officers, employees and agents of Seller who have responsibility for the conduct of the Business, to Seller’s accountants and other consultants and advisors and to the Purchased Assets, and (ii) furnish Buyer and such other Persons with all such information and data (including, without limitation, copies of Contracts and other books and records) concerning the Business, the Purchased Assets and the Assumed Liabilities as Buyer or any of such other Persons reasonably may request in connection with such investigation.  The results of such investigation shall not relieve Seller from its obligations with respect to representations and warranties made by Seller in this Agreement.

7.4                                 Public Announcement.  Neither Seller and its Affiliates, on the one hand, nor Buyer and its Affiliates, on the other hand, shall issue any public report, statement, press release or similar item or make any other public disclosure with respect to the execution or substance of this Agreement or the Closing prior to the consultation with and written approval of the other party, except as required by law or regulation, including by the federal securities laws and the rules and regulations of the New York Stock Exchange.  To the extent reasonably feasible, the initial press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be made jointly by the parties.

7.5                                 Operations Prior to the Closing Date.  Seller shall operate and carry on the Business only in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, with respect to the Business, Seller will use all reasonable efforts to:

(a)                                  (i) Preserve intact the present business organization and reputation of the Business, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of Seller’s employees, (iii) maintain the Purchased Assets in good working order and condition, ordinary wear and tear excepted, (iv) maintain the good will of customers, suppliers and other Persons to whom Seller sells goods or provides services or with whom Seller otherwise has significant business relationships, (v) continue all current sales, marketing and promotional activities, and (vi) continue all capital expenditures and maintenance;

(b)                                 (i) Cause Seller’s books and records to be maintained in the usual, regular and ordinary manner and (ii) not permit any change in the management practices of the Business (including any material pricing, investment, accounting, financial reporting, credit, allowance, or Tax practice or policy); and

(c)                                  Comply, in all material respects, with all Requirements of Law and promptly following receipt thereof to give Buyer copies of any notice received from any Governmental Body or other Person alleging any violation of any law or regulation.

7.6                                 Employee Matters.  Seller and its Affiliates, with respect to the Business, will refrain from directly or indirectly:

(a)                                  Making any representation or promise, oral or written, to any employee concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any employee under the terms of any Benefit Plan and the effect of the transaction described herein on such rights and accrued benefits and disclosures required by ERISA or other Requirements of Law;

(b)                                 Making any increase in the salary, wages or other compensation of any employee other than scheduled annual increases disclosed in Schedule 7.6(b);

(c)                                  Adopting, entering into, amending, modifying or terminating (partially or completely) any Benefit Plan, except as necessary or appropriate to comply with Section 8.2, or to the extent required by applicable law;

(d)                                 Establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan or any employment Contract or other compensation arrangement with or for Business Employees or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan or any employment Contract or other compensation arrangement with or for Business Employees;

(e)                                  Voluntarily recognizing any union or labor organization as a representative of any Business Employee or entering into any collective bargaining agreements or other labor-related contracts;

(f)                                    Hiring any employee (whether or not in the ordinary course of business) who has annual salary in excess of $50,000, except with the prior written consent of Buyer, which will not be unreasonably withheld; or

(g)                                 Terminating any employee who has annual salary in excess of $50,000, other than a termination in connection with a disciplinary matter in the ordinary course of business, except with the prior written consent of Buyer, which will not be unreasonably withheld;.

Seller and its Affiliates will use reasonable and good faith efforts to cause the Business Employees to continue to provide services to the Business.

7.7                                 Certain Restrictions.  Neither Seller nor any of its Affiliates, with respect to the Purchased Assets or the Business, will without the consent of Buyer (which consent shall not be unreasonably withheld or delayed), directly or indirectly,

(a)                                  Conduct the Business other than in the ordinary course consistent with past custom and practice;

(b)                                 Conduct the cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) other than in the usual and ordinary course of business consistent with past custom and practice;

(c)                                  Acquire, dispose of or permit to lapse any assets or properties other than in the ordinary course of business consistent with past practice, or mortgage, pledge or subject them to any Encumbrance except for Permitted Encumbrances, or cancel without fair consideration any material debts or claims owing to or held by it;

(c)                                  Make any capital expenditures or commitments in excess of $25,000 for additions to property, plant or equipment constituting capital assets or made aggregate capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in excess of $50,000;

(d)                                 Make any capital investment in, any loan to, or any acquisition of the securities or material assets of any other Person or take any steps to incorporate any subsidiary;

(e)                                  Make any loans or advances to, or guarantees for the benefit of, or enter into any transaction or agreement with any employee, officer or director, except for (x) the transactions contemplated by this Agreement or the other agreements being executed and delivered at the Closing pursuant to the terms hereof, and (y) advances and other employee arrangements consistent with past custom and practice made to any shareholders, employees, officers and directors for travel and business expenses incurred in the ordinary course of business;

(f)                                    Engage in or conduct any other material transaction involving the Purchased Assets, whether or not in the ordinary course of business;

(g)                                 (A) Enter into any Contract (1) out of the ordinary course of business or (2) restricting in any respect the conduct of the Business as currently conducted, (B) make any loans (other than advances for travel and business expenses incurred in the ordinary course of business), (C) make any distributions of property other than cash, (D) execute any guarantee, issue any debt or borrow any money, except from suppliers in the ordinary course of business or buy or sell any assets out of the ordinary course of business or (E) institute, settle or compromise any litigation in excess of $50,000;

(h)                                 Enter into any transaction or Contract (including, without limitation, with respect to any transfer of any of the Purchased Assets or the placing of an Encumbrance on any of the Purchased Assets) except on an arm’s-length basis in the ordinary course of the Business consistent with past custom and practice;

(i)                                     Modify, amend or terminate any Contract under which Seller received or paid $100,000 or more in 2004 or in the year to date in 2005 or waive, release or assign any material rights or claims under any Contract;

(j)                                     Adopt or make any change in any financial or Tax accounting methods, principles or practices or make or change any Tax elections, except as may be required by law, GAAP or Seller’s independent auditor;

(k)                                  Pay, discharge or satisfy any liabilities other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice in the ordinary and usual course of business consistent with past practice;

(l)                                     Permit any material insurance policy naming a Seller as a beneficiary or a loss payee to be cancelled or terminated, except those that expired according to their terms;

(m)                               Write down the value of any inventories or write off as uncollectible any accounts receivable, except in the ordinary course consistent with past practice;

(n)                                 (i) Sell, assign, transfer, abandon or permit to lapse any Permits or any portion thereof, or any of the Intellectual Property or other intangible assets, (ii) disclose any material confidential information or trade secret to any person except in the ordinary course of business consistent with past practice or (iii) grant any license or sublicense of any rights under or with respect to any Intellectual Property other than the pending license of CDS to Specialized Transportation, Inc. (the portions of which relating to CDS will be transferred to Buyer);

(o)                                 Amend, modify, extend, terminate or renew any Real Property Lease or enter into a new lease upon the termination of an existing Real Property Lease; or

(p)                                 Agree, in writing or otherwise, to take any of the foregoing actions.

7.8                                 Bulk Transfers; Bulk Sales Laws.  Prior to and after the Closing, Seller shall cooperate with Buyer to comply with all applicable provisions of state tax laws that in the absence of such compliance would hold Buyer liable for unpaid Taxes of Seller.  Within 180 days of the Closing or at such time as required by applicable Requirements of Law, Seller shall deliver to Buyer tax clearance certificates for all such Taxes.  Notwithstanding anything to the contrary in Section 11.1 or elsewhere in this Agreement, Seller shall indemnify and hold Buyer harmless against any and all Losses incurred by Buyer or any of its Affiliates as a result of any failure by Seller to comply with any “bulk sales,” “bulk transfer” or similar laws in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1                                 Taxes.

(a)                                  Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) imposed on or required to be paid with respect to the Business or the Purchased Assets for all periods (or portions thereof) ending on or prior to the Closing Date.  Buyer shall be liable for and shall pay all Taxes imposed on or required to be paid with respect to the Business or the Purchased Assets for all periods (or portions thereof) beginning after the Closing Date.

(b)                                 In the case of any real or personal property Taxes with respect to the Purchased Assets that relate in whole or in part to periods both prior to and after the Closing Date, such Taxes will be prorated between Buyer and Seller based upon the number of days of the taxable period before and after the Closing Date.  The proration of such Taxes shall be addressed by direct payment between Buyer and Seller.

(c)                                  Any Transfer Tax payable with respect to the sale or transfer of the Purchased Assets from Seller to Buyer shall be the responsibility of the Seller.  Seller shall prepare and file all necessary Tax Returns and other documentation with respect to such Taxes and, if required by applicable law, Buyer shall join in the execution of any such Tax Returns and other documentation.

(d)                                 After the Closing, upon reasonable notice, Buyer, on the one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information and assistance relating to the Business and the Purchased Assets as are reasonably necessary for financial reporting and accounting matters relating to the Business and the Purchased Assets, the preparation and filing of any Tax Returns, reports or forms relating to the Business or the Purchased Assets, the defense of any Tax or other claim or assessment relating to the Business or the Purchased Assets; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Buyer, in the case of access and assistance given to Seller, or Seller, in the case of access and assistance given to Buyer.

(e)                                  Buyer and Seller shall, to the extent reasonably possible, treat Buyer as a “successor employer” and Seller as a “predecessor,” within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code and the applicable Treasury Regulations, with respect to employees of Seller to be employed by Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act.

8.2                                 Employees.

(a)                                  Except as provided in (b) below, Buyer shall offer employment effective as of the Closing Date to all Business Employees who are identified on Schedule 5.11(a) and who are actively at work at Seller immediately prior to the Closing, except for those listed on Schedule 8.2(a) who shall remain employees of Seller.  Each offer of employment shall be made on a date prior to the Closing Date that is mutually agreeable to Buyer and Seller, shall be conditioned on the Business Employee actually working for Seller up to the Closing and shall provide salary, position, bonus targets and health benefits that in the aggregate are substantially comparable to the salary, position, bonus targets and health benefits provided by Seller to the Business Employee.  The offers of employment shall provide a work location within a reasonable commute of the work location provided by Seller to the Business Employee.  For the avoidance of doubt, nothing herein shall preclude Buyer from amending or terminating any of the items set forth in the preceding sentence following the Closing Date; provided, however, that, so long as a Transferred Employee remains employed by Buyer, no such action taken within the three month period following the Closing Date shall have the effect of reducing or eliminating any such salary, position, bonus targets and health benefits such that they are no longer substantially comparable to the salary, position, bonus targets and health benefits provided by Seller to the Transferred Employee.  All such employees who accept and timely commence employment with Buyer are hereinafter referred to as the “Transferred Employees.”

(b)                                 In the case of any Business Employee identified on Schedule 5.11(a) and not listed on Schedule 8.2(a) who is on an approved leave of absence (including due to authorized short-term leave of absence or short-term disability) as of the Closing Date (“Leave Status Employee”), if such employee is able to return to work within 90 days following the Closing Date, Buyer shall extend an offer of employment to such employee upon the same terms described in (a) except that it shall be for employment effective as of the employee’s return to work date, rather than the Closing Date.

(c)                                  Effective as of the Closing (or the employee’s return to work date in the case of any Leave Status Employee) (“Hire Date”), all Transferred Employees who accept and commence employment with Buyer shall cease to be employees of Seller and shall become employees of Buyer.  Buyer shall neither adopt nor become a sponsoring employer of, or have any obligations or liabilities under or with respect to, Seller’s Benefit Plans.

(d)                                 Subject to Section 8.2(e), Buyer shall provide all Transferred Employees with credit for their service with Seller for purposes of eligibility to participate and vesting under all employee benefit plans, programs and policies of Buyer in which such employees are eligible to participate, except to the extent that the provision of such credit would result in duplications of benefits.

(e)                                  On the Closing Date, Buyer shall adopt a severance plan applicable to periods on or following the Closing Date with substantially comparable benefits to those described in Seller’s Severance Pay Policy for any Transferred Employee; provided, however, that Buyer shall not be required to provide Transferred Employees with credit for their service with Seller under such severance plan.  For the avoidance of doubt, nothing herein shall preclude Buyer from amending or terminating such severance plan following the Closing Date; provided, however, that no such action taken within the three month period following the Closing Date shall have the effect of reducing or eliminating any such benefit.

(f)                                    Buyer shall be solely responsible for providing continuation medical coverage as required by Sections 601–607 of ERISA for all Transferred Employees and

their dependents with respect to all qualifying events that occur on or after the applicable Hire Date.  Seller shall be solely responsible for providing continuation medical coverage as required by Sections 601–607 of ERISA for all Business Employees and their dependents with respect to all qualifying events that occur prior to the applicable Hire Date.

(g)                                 Buyer shall not provide any subsidy or incentive, directly or indirectly, to any Transferred Employee for electing COBRA continuation coverage or retiree medical insurance coverage offered by Seller, other than, in the event Seller does not have its health benefit plans in place, with respect to COBRA continuation coverage during the first 90 days immediately following the Closing Date.

(h)                                 Without limiting the obligation of Seller under applicable law, Seller shall cause the accounts of each Transferred Employee under Seller’s 401(k) plan to become fully vested immediately prior to the Closing Date.  Seller shall also cause each Transferred Employee who would have been eligible to receive retiree medical benefits had such employee retired from Seller and its Affiliates as of the Closing Date or during the 24 month period following the Closing Date, had such employee remained employed with Seller or an Affiliate, to receive such retiree medical benefits if such employee retires from Buyer and its Affiliates during the 24 month period commencing on the Closing Date.  Buyer shall notify Seller of any such retirement during such 24 month period.

(i)                                     As soon as practicable after the Closing Date, Buyer and Seller shall arrange for the accounts of all Transferred Employees in Seller’s 401(k) plan to be transferred to a 401(k) plan of Buyer or an Affiliate of Buyer in a trustee-to-trustee transfer (which is intended to be qualified under §401 of the Code).  The transfer shall be in the form of (i) cash or other assets, such as mutual fund shares, acceptable to the trustee of Buyer’s 401(k) plan and (ii) the promissory notes representing any outstanding participant loans of the Transferred Employees.

(j)                                     As soon as practicable after the Closing Date, Seller shall pay to each Transferred Employee the value of all accrued, unused paid time off.

(k)                                  On the first business day following the Closing Date, Seller shall provide a list of the name and site of employment of any and all employees of the Business who have experienced an employment loss or layoff (as defined by WARN or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff) within ninety (90) days prior to the Closing Date.

(l)                                     Nothing in this Section 8.2 express or implied shall confer upon any Transferred Employee, any current or former employee of Seller or other person or legal representative thereof any rights or remedies, including any right to employment, continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under or by reason of this Agreement, and no such person shall be considered a third party beneficiary of this Agreement.

(m)                               If requested by Buyer, Seller shall, during the 90 day period following the Closing Date, provide certain payroll and benefits administration services on behalf of Buyer, in each case in the manner set forth in the Transitional Services Agreement.  In order to perform such services, Seller may be required to incur certain expenses with its service providers on behalf of Buyer prior to Closing.  Upon any termination of this Agreement under Section 12.1, except for a termination by Buyer under Section 12.1(c), Buyer agrees to reimburse Seller within five days of such termination for any such expenses approved by Buyer.

(n)                                 Seller shall cause each Transferred Employee who has an account balance in any deferred compensation plan sponsored by Seller or any of its Affiliates to be paid out the full value of such account balance in accordance with each Transferred Employee’s election under Seller’s deferred compensation plan.

(o)                                 Buyer shall establish a dependent care spending account and a medical care spending account (the “Buyer FSAs”) effective as of the Closing Date, which Buyer FSAs shall have terms that are substantially identical to the analogous Seller dependent care and medical care flexible spending accounts (the “Seller FSAs”) as in effect immediately prior to the Closing Date.  Buyer and Seller shall take all steps necessary or appropriate so that the account balances (if any) under the Seller FSAs of each Transferred Employee who has elected to participate therein in the year in which the Closing Date occurs shall be transferred, as soon as practicable after the Closing Date from the Seller FSAs to the corresponding Buyer FSAs.  The Buyer FSAs shall assume responsibility as of the Closing Date for all outstanding dependent care and medical care claims under the Seller FSAs of each Transferred Employee for the year in which the Closing Date occurs and shall assume and agree to perform the obligations of the analogous Seller FSA from and after the Closing Date.  Buyer shall take all steps necessary or appropriate so that the contribution elections of each such Transferred Employee as in effect immediately before the Closing Date remain in effect under the Buyer FSAs following the Closing Date.

8.3                                 Noncompete by Seller.  For a period beginning on the Closing Date and ending five years thereafter, Seller and its Affiliates shall not, directly or indirectly, in any capacity or by means of any corporate or other device within the United States of America and Canada:

(a)                                  Own, operate, manage, control, engage in, invest in any business or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in any of the dedicated call center (for third parties other than Affiliates), inventory management and transportation management services provided by the Business operated as SIRVA Logistics in the twelve months prior to the Closing, including, but not limited to, (i) operating as a Non-Asset Based lead logistics provider, (ii) providing inventory management with a single client across multiple storage locations utilizing a single instance relational database, (iii) providing vendor managed inventory services utilizing a serialized database, or (iv) providing Non Asset-Based reverse logistics or transportation management services;

(b)                                 Without Buyer’s prior written consent, solicit business from any Person which is or was a client or customer of the Business during the two (2) year period preceding the Closing Date, or from any successor in interest to any such Person, in any case, for the purpose of securing business or contacts for services restricted by Section 8.3(a) above; or

(c)                                  Solicit, encourage, initiate or knowingly participate in discussions or negotiations with, or provide any information to, any present client, customer or supplier of the Buyer or the Business operated as SIRVA Logistics on the Closing Date with respect to the termination or other alteration of his, her or its relationship with the Buyer;

(d)                                 Solicit, encourage, initiate or knowingly participate in discussions or negotiations with, or provide any information to, any New Party whose relationship to the Buyer is known to the Seller with respect to the termination or other alteration of his, her or its relationship with the Buyer as such relationship relates to the services that Seller is restricted from providing by Section 8.3(a) above;

provided, however, that this Section 8.3 shall not preclude (i) Seller or its Affiliates from engaging in the following activities:  (w) records storage and management (other than involving the Business as it is currently conducted by Seller); (x) household goods moving for individual, corporate and government (including military) customers; (y) commercial relocation services (including inter- and intra-facility transportation and moving of new and used furniture, fixtures, equipment and miscellaneous goods not for resale) and associated project management; and (z) employee relocation services (including mortgage and title services); (ii) the transportation and storage of high value products and related incidental support services as currently conducted by Allied Van Lines, Inc.’s Special Products Division and Seller’s Flatbed business or (iii) Seller from owning no more than 5% of the outstanding equity of a Person with a class of equity registered under the Securities Exchange Act of 1934, as amended.  In the event that any of the territorial, time or scope limitations is deemed to be unreasonable by a court of competent jurisdiction, Buyer and Seller agree, and Seller submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.  If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.  The parties acknowledge that Seller and its Affiliates currently provide services to Canon USA, Inc. and Philips Medical Systems North America Company; such services are of the type that are not restricted by Section 8.3(a) and the parties acknowledge that the Section 8.3(a) restrictions are also applicable to such clients.

Seller acknowledges that the restrictions contained in this Section 8.3 are reasonable and necessary to protect the legitimate interests of Buyer, including, but not limited to, the protection of the goodwill and Confidential Information (as defined in Section 8.7 below) purchased hereunder.  Seller further acknowledges that the restrictions contained in this Section 8.3 do not cause Seller or its Affiliates undue hardship, and that any violations of any provision of this Section 8.3 will result in irreparable injury to Buyer and that, therefore, Buyer shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction, without bond, and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.

8.4                                 Nonsolicitation by Seller.  Seller and its Affiliates shall not, directly or indirectly, in any capacity or by means of any corporate or other device within the United States of America and Canada:

(a)                                  Hire, employ, engage, recruit, solicit, or attempt to hire any Transferred Employee for a period of two years from the Closing Date, without the prior written consent of Buyer; or

(b)                                 Hire, employ, engage, recruit, solicit, or attempt to hire any Transferred Employee for a period beginning two years following the Closing Date until five years after the Closing Date, without the prior written consent of Buyer, except (i) with the prior consent of Buyer, (ii) if the employee initiates any employment discussions with Seller or (iii) pursuant to a general solicitation by means of a radio, internet, newspaper, television or similar advertisements not specifically targeted to such employees.

8.5                                 Nonsolicitation by Buyer.  Buyer shall not, directly or indirectly, in any capacity or by means of any corporate or other device within the United States of America and Canada:

(a)                                  Solicit or recruit any employee of Seller, for a period of one year from the Closing Date, except (i) with the prior consent of Seller, (ii) if the employee initiates any employment discussions with Buyer or (iii) pursuant to a general solicitation by means of a radio, internet, newspaper, television or similar advertisements not specifically targeted to such employees; or

(b)                                 Solicit or recruit any employee of Specialized Transportation Inc. or Gainey Transportation Services, Inc., for a period of one year from the Closing Date, except (i) with the prior consent of the applicable current employer, (ii) if the employee initiates any employment discussions with Buyer or (iii) pursuant to a general solicitation by means of a radio, internet, newspaper, television or similar advertisements not specifically targeted to such employees.

8.6                                 Enforcement of STI and Gainey Non-Solicitations.  Upon the request of Buyer, Seller agrees to assign to Buyer Seller’s right to enforce the non-solicitation provisions with respect to Buyer’s employees in the STI Agreement and Gainey Agreement as they relate to the Business; provided, however, to the extent that such right can not be assigned, Seller agrees to take all necessary steps to enforce the non-solicitation provisions described above at Buyer’s expense.

8.7                                 “As Is” Condition.  Except as otherwise expressly stated in this Agreement, Buyer agrees that it shall accept the Purchased Assets in an “As is,” “Where is” condition at the Closing Date.

8.8                                 Confidential Information.  From the date hereof and thereafter, Seller and its Affiliates shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Buyer, furnish, make available or disclose to any third party or use for the benefit of itself or any third party, any Confidential Information.  As used in this Section 8.7, “Confidential Information” shall mean any information relating to the Business and the business or affairs of Buyer, including, without limitation, to information relating to the purchase price and terms of this Agreement, the financial statements, client or customer identities, potential clients or customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the public domain through no wrongful act on the part of Seller or its Affiliates.  If Seller or any of its Affiliates is requested or required by Law, court order or similar process or proceeding to disclose any Confidential Information, such party will provide Buyer with prompt written notice of such request(s) so that Buyer may seek an appropriate protective order, at Buyer’s expense, and/or waive compliance with the provisions of this Section 8.7.  If, failing the entry of a protective order or the receipt of a waiver hereunder, Seller or any of its Affiliates is compelled to disclose Confidential Information, such party may disclose only that portion of such information as is legally required without liability hereunder; provided, that such party shall exercise its best efforts at Buyer’s expense to obtain assurance that confidential treatment will be accorded such Confidential Information. Seller acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Business and Buyer.

8.8                                 Discharge of Liabilities.  Following the Closing, Seller shall pay or discharge the Excluded Liabilities; provided this Section 8.8 shall not preclude Seller from contesting or challenging any Excluded Liabilities that it determines in good faith are not obligations of Seller.

8.9                                 Financial Statements.  Seller shall deliver:

(a)                                  at Closing, the unaudited pro forma balance sheets of the Business as of December 31, 2004, 2003 and 2002 and the pro forma statements of operations and cash flow for the twelve months then ended,  If Closing shall occur on or before August 15th, at Closing, Seller shall also deliver the unaudited pro forma balance sheets of the Business as of  May 31, 2005 and the pro forma statements of operations and cash flow for the five months then ended.  If Closing shall occur after August 15th, Seller shall also deliver the unaudited pro forma balance sheets of the Business as of  June 30, 2005 and the pro forma statements of operations and cash flow for the six months then ended (such May or June financial statements, the “Interim Financial Statements” and, together with the other financial statements listed in this Section 8.9(a), collectively, the “Financial Statements”).

(b)                                 as soon as available, but in no event later than the earlier of 75 days after the date hereof or sixty (60) days following the Closing Date, the unaudited pro forma balance sheet of the Business as of the Closing Date and the pro forma statements of operations and cash flow for the months in the fiscal year then ended, prepared in accordance with GAAP applied on a basis consistent with the Financial Statements, subject to the lack of the footnote disclosure otherwise required by GAAP; and

(c)                                  as soon as available, but in no event later than December 31, 2005, the audited pro forma balance sheets of the Business as of December 31, 2003 and 2002 and the pro forma statements of operations and cash flow for the twelve months then ended, prepared in accordance with GAAP applied on a basis consistent with the Financial Statements.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, of the following conditions:

9.1                                 Representations and Warranties.  The representations and warranties of Seller set forth herein (i) that are qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects.

9.2                                 Performance.  Seller shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing.

9.3                                 Officer’s Certificate.  Buyer shall have received a certificate, dated as of the Closing Date, signed by an officer of Seller, to the effect that the conditions set forth in Section 9.1 and Section 9.2 have been satisfied.

9.4                                 Orders and Laws.  There shall not be in effect on the Closing Date any Court Order, or Requirement of Law restraining, enjoining or otherwise making unadvisable, undesirable or illegal or prohibiting the consummation of any of the transactions contemplated by this Agreement or that otherwise could reasonably be expected to result in a material diminution of the benefits of the transactions contemplated by this Agreement, and there shall not be pending or threatened on the Closing Date any action or proceeding in, before or by any Governmental Body that could reasonably be expected to result in the issuance of any such Court Order or the enactment, promulgation or deemed applicability to Buyer, the Purchased Assets or the transactions contemplated by this Agreement of any such Requirement of Law.

9.5                                 Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental Body necessary to permit Buyer and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Buyer, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Body necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

9.6                                 Third Party Consents.  All consents to the performance by Buyer and Seller of their obligations under this Agreement or to the consummation of the transactions contemplated hereby as are required under any material Contract of Buyer or Seller as mutually agreed by Buyer and Seller and set forth in Schedule 9.6:  (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to Buyer, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect.

9.7                                 Deliveries.  Seller shall have delivered to Buyer the Seller Ancillary Agreements and all documents and agreements to be delivered by Seller at or prior to Closing.

9.8                                 No Material Adverse Effect.  There shall not have been a change resulting in a Material Adverse Effect on the Business, including its condition (financial or otherwise) or results of operations, or of the Purchased Assets.

9.9                                 Real Estate Matters.  Buyer and Seller shall have reached mutual agreement on the terms of the Landlord Documents, the Real Property Lease Assignments and all leases and subleases of the Leased Real Property (including receipt of any consents from any lessors or sublessors).

9.10                           Loss of Client(s).  Any current client or group of clients which represents more than 5% of the revenues of the Business shall have ceased to be a client of Seller.

9.11                           Employment Agreements.  Buyer shall have entered into Employment Agreements with the employees listed on Schedule 9.11.

9.12                           Key Employees.  The employees listed on Schedule 9.12 shall have accepted employment with Buyer.

9.13                           Licenses.  Buyer and Seller shall have reached mutual agreement on the terms of the License and the Trademark License.

9.14                           Transition Services Agreement.  Buyer and Seller shall have reached mutual agreement on the terms of the Transition Services Agreement.

9.15                           Service Bureau Agreement.  Buyer and Seller shall have reached mutual agreement on the terms of the Service Bureau Agreement.

9.16                           Financial Statements.  The Financial Statements delivered to Buyer at the Closing shall be acceptable to Buyer, in Buyer’s reasonable discretion.

ARTICLE 10

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, of the following conditions:

10.1                           Representations and Warranties. The representations and warranties of Buyer set forth herein (i) that are qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects.

10.2                           Performance.  Buyer shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

10.3                           Officer’s Certificate.  Seller shall have received a certificate, dated as of the Closing Date, signed by an officer of Buyer, to the effect that the conditions set forth in Section 10.1 and Section 10.2 have been satisfied.

10.4                           Orders and Laws.  There shall not be in effect on the Closing Date any Court Order, or Requirement of Law restraining, enjoining or otherwise making unadvisable, undesirable or illegal or prohibiting the consummation of any of the transactions contemplated by this Agreement, and there shall not be pending or threatened on the Closing Date any action or proceeding in, before or by any Governmental Body that could reasonably be expected to result in the issuance of any such Court Order or the enactment, promulgation or deemed applicability to Seller, the Purchased Assets or the transactions contemplated by this Agreement of any such Requirement of Law.

10.5                           Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental Body necessary to permit Buyer and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Body necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

10.6                           Deliveries.  Buyer shall have delivered to Seller the Buyer Ancillary Agreements and all documents and agreements to be delivered by Buyer at or prior to Closing.

10.7                           Real Estate Matters  Buyer and Seller shall have reached mutual agreement on the terms of all leases and subleases of the Leased Real Property.

10.8                           Licenses.  Buyer and Seller shall have reached mutual agreement on the terms of the License, the Software License Assignment and the Trademark License.

10.9                           Transition Services Agreement.  Buyer and Seller shall have reached mutual agreement on the terms of the Transition Services Agreement.

10.10                     Service Bureau Agreement.  Buyer and Seller shall have reached mutual agreement on the terms of the Service Bureau Agreement.

10.11                     No Material Adverse Effect on Buyer .  There shall not have been a Material Adverse Effect on Buyer.

ARTICLE 11

INDEMNIFICATION

11.1                           Indemnification by Seller.  Seller will indemnify, defend, save and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(a)                                  Any non-compliance with or breach by Seller of any of its covenants in this Agreement or in any Seller Ancillary Agreement;

(b)                                 Any failure of Seller to perform any of its obligations in this Agreement or in any Seller Ancillary Agreement;

(c)                                  Any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or in any certificate delivered by or on behalf of Seller pursuant hereto, provided, however, that for purposes of determining an inaccuracy in or breach of a representation or warranty for purposes of an indemnification under this ARTICLE 11, the representations and warranties in ARTICLE 5 shall be construed as if they were not qualified by the terms “material”, “materiality” or Material Adverse Effect;

(d)                                 Any action, demand, proceeding, investigation or claim (whenever made) by any third party (including Governmental Bodies) that, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties or covenants of Seller in this Agreement or in any Seller Ancillary Agreement;

(e)                                  Any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Seller;

(f)                                    Any Excluded Liability; or

(g)                                 Any claim or liability with respect to shipments loaded on or prior to the Closing Date,

provided that, the foregoing notwithstanding, (i) Buyer shall not be entitled to seek indemnification pursuant to Section 11.1(c) with respect to any individual Loss or related group of Losses unless such Loss or related group of Losses exceeds $50,000 and, together with all other such Losses exceeds $250,000 and shall be entitled to indemnification thereunder only for the amount of such excess and (ii) except for environmental matters, Seller’s total obligations under Section 11.1(c) shall not exceed $4,300,000.

11.2                           Indemnification by Buyer.  Buyer agrees to indemnify, defend, save and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(a)                                  Any non-compliance with or breach by Buyer of any of its covenants or agreements in this Agreement or in any Buyer Ancillary Agreement;

(b)                                 Any failure by Buyer to perform any of its obligations in this Agreement or in any Buyer Ancillary Agreement;

(c)                                  Any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto, provided, however, that for purposes of determining an inaccuracy in or breach of a representation or warranty for purposes of an indemnification under this ARTICLE 11, the representations and warranties in ARTICLE 6 shall be construed as if they were not qualified by the terms “material”, “materiality” or Material Adverse Effect;

(d)                                 Any action, demand, proceeding, investigation or claim (whenever made) by any third party (including Governmental Bodies) that, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties or covenants of Buyer in this Agreement or in any Buyer Ancillary Agreement;

(e)                                  Any Assumed Liabilities; or

(f)                                    Any claim or liability with respect to shipments loaded after the Closing Date,

provided that, the foregoing notwithstanding, (i) Seller shall not be entitled to seek indemnification pursuant to Section 11.2(c) with respect to any individual Loss or related group of Losses unless such Loss or related group of Losses exceeds $50,000 and, together with all other such Losses exceeds $250,000 and shall be entitled to indemnification thereunder only for the amount of such excess and (ii) Buyer’s total obligations under Section 11.2(c) shall not exceed $4,300,000.

11.3                           Indemnification Procedures.

(a)                                  Any Person making a claim for indemnification pursuant to Section 11.1 or 11.2 above (an “Indemnified Party”) must give the Party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim describing such claim and the nature and amount of such Losses (to the extent that the nature and amount of such Losses is known at such time) (an “Indemnification Claim Notice”) as promptly as practicable after the Indemnified Party learns of any action, lawsuit, proceeding, investigation or other claim (a “Third Party Claim”) against or involving the Indemnified Party by a Governmental Body or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying

Party of its obligations pursuant to Sections 11.1 or 11.2, as applicable, except to the extent that (and only to the extent that) such failure materially damaged such party.  Subject to Section 11.3(e), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary, in the name of the Indemnified Party; provided that the Indemnifying Party acknowledges in writing and without qualification its indemnification obligations under this Agreement; provided, further, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within five (5) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval as provided in this Section 11.3(a).  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of any such Third Party Claim in accordance with this Section 11.3(a).

(b)                                 In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense and to compromise and settle the claim without prior consent of the Indemnifying Party, but shall reserve its right to indemnification from the Indemnifying Party hereunder.

(c)                                  In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall have the right to conduct such defense and, except as provided in Section 11.3(d) below, to settle the claim without the prior consent of the Indemnified Party.  The Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d)                                 No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party (A) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party which is subject to the applicable claim, or a party to the applicable action or proceeding, of a release from all liability in respect to such claim, (B) if such judgment or settlement would result in the finding or admission of any violation of Law against an Indemnified Party, or (C) if as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement would interfere with or adversely affect the lawful business, operations or assets of the Indemnified Party.

(e)                                  The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (and the reasonable cost of such defense and any Losses with respect to such claim shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder) if (A) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation, (B) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (C) the claim seeks an injunction or other equitable relief against the Indemnified Party or Buyer or any Subsidiary of Buyer.

11.4                           Environmental Response.  Notwithstanding anything to the contrary in Section 11.1 or elsewhere in this Agreement, so long as Seller acknowledges full responsibility for any Losses, Seller shall determine the manner of resolution of, and shall otherwise control the management and implementation of any part of the defense, response, proceedings or settlement relating to any Losses for which Seller has an indemnity obligation under Section 11.1, which involves or relates to the investigation, study, sampling, testing, abatement, monitoring, cleanup, removal, remediation, or other response action relating to the Release or presence of Contaminants at, from, in, to, on, under, or about the Leased Real Property (“Environmental Response Action”), in accordance with the following procedures:

(a)                                  Seller shall provide written notice (each such notice an “Environmental Response Action Notice”) to Buyer setting forth with reasonable particularity the nature of the condition or event giving rise to the related Environmental Response Action Notice, the nature of the activities undertaken or to be undertaken by Seller with respect thereto (to the extent then determinable), and the estimated cost associated with such activities (to the extent then capable of being estimated).

(b)                                 Buyer shall within 30 days after receipt of an Environmental Response Action Notice, notify Seller in writing that Buyer, in whole or in part, approves or objects to the Environmental Response Action set forth in the Environmental Response Action Notice.  Buyer shall not unreasonably withhold or delay its approval of the Environmental Response Action set forth in such Environmental Response Action Notice.

(c)                                  If Buyer notifies Seller that Buyer approves of all or part of the Environmental Response Action set forth in the related Environmental Response Action Notice, the Losses (or the part thereof so approved by Buyer) associated with the Environmental Response Action shall be conclusively deemed Losses for which Seller has an indemnity obligation and Seller shall pay the amount of such Losses to Buyer on demand.

(d)                                 In the event Buyer objects to all or any part of an Environmental Response Action Notice on a timely basis in accordance with this Section 11.4, in whole or in part,

then Buyer shall notify Seller in writing of its specific disagreement (and the basis therefor) regarding such Environmental Response Action.  If Buyer’s objection relates to the nature of the proposed activities or response of Seller to the relevant condition or event, then Buyer shall provide an alternative proposal describing in reasonable detail the proposed activities or response, including estimated costs associated therewith (“Dispute Notification”), within 30 days of its receipt of the related Environmental Response Action Notice.  Seller and Buyer shall thereafter negotiate in good faith in an attempt to reach agreement as to the disputed Environmental Response Action Notice and the Dispute Notification. In the event that Seller and Buyer are unable to resolve the dispute within 30 days, either party may initiate legal proceedings to resolve the dispute.

11.5                           Survival of Obligations.  All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement indefinitely, provided that (i) the representations and warranties contained in Sections 5.4, 5.6, 5.7 (except as to title to the Purchased Assets), 5.8 (except as to title to the Tangible Personal Property), 5.9, 5.10, 5.12 and 5.14 through 5.24 shall survive for a period of twenty (20) months following the Closing Date, (ii) the representations and warranties set forth in Sections 5.11 and 5.13 shall survive until the applicable statute of limitations has run (including any valid extension) plus 90 days and (iii) the representations and warranties contained in Section 5.5 shall survive until the later of (x) 90 days after the applicable statute of limitations on assessment or refund of Tax has expired or (y) the date on which the applicable taxable year (or portion thereof) has been closed, except that the representations and warranties referred to in (i), (ii) or (iii) will continue to survive if an Indemnification Claim Notice shall have been given under Section 11.3 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved.

11.6                           Exclusive Remedy.  After the Closing, the indemnification provisions contained in Sections 11.1 and 11.2 shall, absent fraud or intentional acts, be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party.

ARTICLE 12

TERMINATION

12.1                           Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)                                  by the written consent of all the parties hereto;

(b)                                 by any party hereto if the Closing shall not have occurred on or before August 31, 2005 (or such later date as may be mutually agreed to by Buyer and Seller);

(c)                                  by Buyer if (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein):

(i)                                     any representation or warranty of Seller set forth herein (A) that is qualified as to materiality shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), or (B) that is not qualified as to materiality shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, in any material respect; provided that such failure to be true and correct is not cured, or is incapable of being cured, within 15 days after the receipt by Seller of written notice of such failure;

(ii)                                  Seller shall have failed to perform in any material respect any obligation required to be performed by them at or prior to the Closing Date under this Agreement, which failure to perform has not been cured within fifteen (15) days following receipt by Seller of notice of such failure to perform;

(d)                                 by Seller if (provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein):

(i)                                     any representation or warranty of Buyer set forth herein (i) that is qualified as to materiality shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), or (ii) that is not qualified as to materiality shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, in any material respect; provided that such failure to be true and correct is not cured, or is incapable of being cured, within fifteen (15) days after the receipt by Buyer of written notice of such failure; or

(ii)                                  Buyer shall have failed to perform in any material respect any obligation required to be performed by it at or prior to the Closing Date under this Agreement, which failure to perform has not been cured within fifteen (15) days following receipt by Buyer of notice of such failure to perform;

(e)                                  by any party hereto if any Governmental Body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

12.2                           Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other parties to this Agreement.

12.3                           Effect of Termination.  In the event that this Agreement shall be terminated pursuant to this ARTICLE 12, all further obligations of the parties under this Agreement shall be terminated without further liability of any party to the other, except as arising under Section 13.12 (which shall survive termination) and for liability for any breach of this Agreement.  Nothing herein shall relieve any party from liability for its breach of this Agreement or its obligations to comply with the confidentiality agreement and binding provisions of the letter agreement dated April 15, 2005 between Lake Capital Management, LLC and Seller.

ARTICLE 13

GENERAL PROVISIONS

13.1                           Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by registered or certified mail or by private courier addressed as follows:

If to Buyer, to:	NAL Worldwide LLC
676 North Michigan Avenue
Suite 3900
Chicago, Illinois 60611
	Attention:	Paul G. Yovovich

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, Illinois 60606
	Attention:	Kimberly A. deBeers, Esq.
Peter C. Krupp, Esq.

If to Seller, to:	North American Van Lines, Inc.
c/o SIRVA, Inc.
700 Oakmont Lane
Westmont, IL 60559
	Attention:	John M. Dupuy

with a copy to:	SIRVA, Inc.
700 Oakmont Lane
Westmont, IL 60559
	Attention:	General Counsel

or to such other address as such party may indicate by a notice delivered to the other party hereto.  Date of service of such notice shall be (x) the date the notice is personally delivered, (y) three days (3) days after the date of mailing if sent by certified or registered mail, or (z) one (1) day after date of delivery to the overnight courier if sent by overnight courier.

13.2                           Successors and Assigns.

(a)                                  The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other, except that Buyer may make a collateral assignment of its rights under this Agreement to its lenders.

(b)                                 The rights of either party under this Agreement shall not be assignable by such party hereto following the Closing without the written consent of the other, except that (i) Buyer may make a collateral assignment of its rights under this Agreement to its lenders, (ii) Buyer may assign its rights and delegate its responsibilities, liabilities and obligations under this Agreement to any purchaser of all or substantially all of the assets of Buyer and (iii) either party may assign its rights and delegate its responsibilities, liabilities and obligations under this Agreement to one or more of its Affiliates, provided, however, that Seller shall remain liable for its obligations under this Agreement indefinitely and Buyer shall remain liable for its obligations under this Agreement for twenty months following the Closing Date.

(b)                                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and their successors and assigns permitted by this Section 13.2 any right, remedy or claim under or by reason of this Agreement.

13.3                           Access to Records after Closing.  For a period of six years after the Closing Date, Seller and its Representatives shall have reasonable access to all of the books and records of Seller transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.3.  If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business that Seller or any of its Affiliates may retain after the Closing Date.  Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours.  Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.3.  If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

13.4                           Entire Agreement; Amendments.  This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including that certain letter agreement dated April 15, 2005 between Buyer and Seller (other than the binding provisions thereof).  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

13.5                           Interpretation.  Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

13.6                           Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement, as to any party, only if it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.7                           Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.8                           Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties hereto.

13.9                           Further Assurances.  On the Closing Date Seller and its Affiliates shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets.  From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets that cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its reasonable request in endeavoring to obtain such consent promptly, at Buyer’s cost.

13.10                     Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

13.11                     WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES  (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.12                     Payment of Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the closing of the transactions contemplated hereby.

13.13                     No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.  The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

13.14                     Right to Set-off.  Notwithstanding anything to the contrary contained herein or in any agreement contemplated hereby, at any time after a final judgment or award or the entering into of a settlement agreement entitling Buyer to indemnification hereunder, Buyer, at its election, shall have the right to withhold and setoff against any amount or consideration due Seller under this Agreement, the amount of any claim for indemnification or payment of damages or any other amount to which Buyer may be entitled under this Agreement, the agreements contemplated hereby or any other agreement between Buyer, on the one hand, and Seller, on the other hand.

* * * * *

[Signatures Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

NORTH AMERICAN VAN LINES, INC.

By	/s/ JOHN M. DUPUY
Its President, Specialized Transportation and Corporate Development

NAL WORLDWIDE LLC

By	/s/ EDWARD A. KOVAS

APPENDIX A

DEFINITIONS

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this APPENDIX A.  Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Accountants” has the meaning specified in Section 4.5(b).

“Accounts Receivable” has the meaning specified in Section 2.2(c).

“Affiliate” means, with respect to any Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person, except that with respect to Seller, no Person that acquires any interest in Buyer shall be deemed to be an Affiliate of Seller.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning 50% or more of the voting securities of a second Person shall be deemed to control that second Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agreement” has the meaning specified in the first paragraph of this Agreement.

 “AMS” means the Asset Management System module of the COLT software included in Purchased Assets.

 “Assigned Real Property Leases” means the leases of real property identified on EXHIBIT A  as the “Assigned Real Property Leases”.

“Assignment and Bill of Sale” has the meaning specified in Section 4.4(c).

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Assumption Agreement” has the meaning specified in Section 4.3(c).

 “Benefit Plan” means any “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and all other employee benefit plans, agreements, programs, policies and other arrangements, including, without limitation, retirement, savings, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive and deferred compensation plans, maintained or contributed to by Seller or any ERISA Affiliate of Seller, under which any employee or former employee of the Business, or of Seller or any Affiliate of Seller who is engaged in the operation of the Business, has any present or future right to benefit, in each case existing at the Closing Date or during the five-year period prior thereto.

i

“Business” means third-party logistics services business, including inventory management solutions and transportation management in the United States and Canada.

“Business Employees” has the meaning specified in Section 5.11(a).

 “Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection with the transactions contemplated hereby.

“Buyer Group Member” means Buyer and its Affiliates, directors, officers, employees, and agents and their respective successors and assigns.

“Buyer SFAs” has the meaning specified in Section 8.2(o).

“CDS” means the Cross Dock System module of the COLT software that is a derivative of PTS and is included in Purchased Assets.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq, as amended.

“Closing” has the meaning specified in Section 4.1.

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended and supplemented from time to time, or any successors thereto.

“Commitment” has the meaning specified in Section 6.4.

“Confidential Information” has the meaning specified in Section 8.6.

 “Contaminant” means any Hazardous Substance as defined in 42 U.S.C. § 9601(14), “Hazardous Waste” as defined in 40 C.F.R. Part 261, petroleum including crude oil or any fraction thereof, any radioactive material, including, without limitation, any source, special nuclear or by-product material as defined in 42 U.S.C. § 2011 et seq and asbestos in any form or condition or any other substance that is regulated pursuant to Environmental Law.

“Contract” means, with respect to any Person, any indentures, indebtedness, contracts, leases, agreements, instruments, licenses, undertakings and other commitments, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties are bound.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal or any other Governmental Body and any award in any arbitration proceeding.

“Credit Agreement” means the Credit Agreement, dated as of December 1, 2003, among SIRVA Worldwide, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, as administrative agent, Banc of America Securities LLC, as syndication agent, and Credit Suisse First Boston, Deutsche Bank Securities, Inc. and Goldman Sachs Credit Partners L.P. as documentation agents.

“Defense Counsel” has the meaning specified in Section 11.3(a).

 “Defense Notice” has the meaning specified in Section 11.3(a).

 “Disclosure Schedule” has the meaning specified in the first paragraph of ARTICLE 5.

 “Dispute Notification” has the meaning specified in Section 11.4(d).

“Encumbrance” means any lien (including any Tax lien), claim, encumbrance, charge, security interest, mortgage, pledge, easement, option, deed of trust, right of way, conditional sale or other title retention agreement, defect in title, covenant or any other restriction of any kind or nature.

“Environmental Law” means all Requirements of Law derived from CERCLA, RCRA, the Clean Air Act § 741 et seq. and the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 – 137 or any other Requirement of Law concerning pollution, the environment or human health.

“Environmental Response Action” shall have the meaning specified in Section 11.4.

“Environmental Response Action Notice” shall have the meaning specified in Section 11.4(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.4.

“Expenses” means any and all costs, fees and expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, paralegals, investigators, expert witnesses, accountants and other professionals) and shall include those incurred in connection with the enforcement of this Agreement, including without limitation the indemnification provisions of ARTICLE 11.

“Financial Statements” has the meaning specified in Section 8.9(a).

“Flatbed” means Seller’s North American flatbed division, including its successors and assigns.

“Fort Wayne Lease” means a lease agreement in a form reasonably acceptable to both parties, pursuant to which Seller shall lease to Buyer a portion of the premises owned by Seller and located at 5001 US Highway 30 West, Fort Wayne, Indiana;

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination.

“Gainey Agreement” means the Asset Purchase Agreement dated as of April 29, 2005, by and between Gainey Transportation Services, Inc. and North American Van Lines, Inc.

“Governmental Body” means any foreign, federal, state, local or other governmental authority, regulatory body, commission board or department.

“Hire Date” has the meaning specified in Section 8.2(b).

“Indemnified Party” has the meaning specified in Section 11.3(a).

“Indemnification Claim Notice” has the meaning specified in Section 11.3(a).

“Indemnifying Party” has the meaning specified in Section 11.3(a).

“Intellectual Property” means all of the following owned by, issued to, or licensed to Seller or its Affiliates used in connection with or relating to the operation of the Business, along with all associated income, royalties, damages and payments due from or payable by any third party (including, without limitation, damages and payments for past, present, or future infringements or misappropriations thereof), all other associated rights (including, without limitation, the right to sue and recover for past, present, or future infringements or misappropriations thereof), and any and all corresponding rights that, now or hereafter, may be secured throughout the United States of America and Canada: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, slogans, domain names, trade names, corporate names and business names and any derivation of any of the foregoing (but excluding any such names that constitute Excluded Assets as specified in Section 2.2) and all registrations and applications for registration thereof, together with all goodwill associated therewith; (iii) copyrights and works of authorship, and all registrations and applications for registration thereof; (iv) computer software (including, without limitation, data, data bases and related documentation); (v) trade secrets, confidential information, and proprietary data and information (including, without limitation, compilations of data (whether or not copyrighted or copyrightable), ideas, formulae, processes, know-how, techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); (vi) all other intellectual property rights; and (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium), including, without limitation, in the case of each of the foregoing items (i) through (vi), the items set forth in Schedule 5.9 attached hereto.

“Landlord Documents” means, collectively, (i) estoppel certificates executed by each of the landlords under the Assigned Real Property Leases in a form reasonably acceptable to the Buyer and (ii) non-disturbance agreements executed by each of the landlords under the Real Property Leases for the real property to be subleased by Seller to Buyer pursuant to the Real Property Subleases in a form reasonably acceptable to the Buyer.

“Leased Real Property” shall mean the real property leased under the Assigned Real Property Leases, the Real Property Subleases and the Fort Wayne Lease.

“Leave Status Employees” has the meaning specified in Section 8.2(b).

“Legal Proceeding” shall mean any action, suit, arbitration, claim or investigation by or before any Governmental Body, any arbitration or alternative dispute resolution panel, or any other legal, administrative or other proceeding.

“License” has the meaning specified in Section 4.3(h).

 “Logistics Facilities” means the Leased Real Property consisting of the logistics center facilities utilized by Seller for the Business and located at (i) 1485 Westlake Parkway, Atlanta, Georgia, (ii) 2043 Corporate Lane, Unit A, Naperville, Illinois, (iii) 1000 N. 27th Street, Dallas, Texas, (iv) 13021 Leffingwell Road, Santa Fe Springs, California, (v) 6 Fitzgerald Avenue, Monroe Township, New Jersey, (vi) 1710 Little Orchard, San Jose, California, (vii) 2110 Cloverleaf Street, Columbus Ohio, (viii) 44380-44384 Old Warm Springs Blvd., Fremont, California, (ix) 120281 Leffingwell, Santa Fe Springs, California, (x) 1551 Perry Road, Plainfield, Indiana, (xi)3100 40th Ave NW, Rochester, Minnesota, (xii) 2303 John Glenn Ave, Columbus, Ohio and (xxiii) 44400/44320 Osgood Road, Fremont, California

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, damages, expenses, demands, claims, suits, actions, causes of action, assessments, deficiencies, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (together with interest and penalties thereon, if any).

“Material Adverse Effect” means, with respect to Seller, an effect that (i) is materially adverse to the value of all or any material part of the Purchased Assets or materially adverse to the business, liabilities, properties, condition (financial or otherwise), operations, prospects or results of operations, cash flows or employee, client or customer relations of all or any material part of the Business or (ii) could reasonably be expected to impair the ability of Seller to consummate the transactions contemplated by this Agreement.  The terms “material” and “Material Adverse Effect” shall be deemed to exclude the impact of changes in general economic conditions, interest rates or conditions affecting industry generally so long as the Business operated by Seller’s SIRVA Logistics division is not disproportionately impacted.  With respect to Buyer, Material Adverse Effect means an effect that could reasonably be expected to impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

v

“New Party” means any acquisition target, client, customer or supplier of the Buyer that Buyer establishes a relationship with after the Closing Date and with which the Business operated as SIRVA Logistics in the twelve months prior to the Closing did not have a relationship.

“Non-Asset Based” means the provision of transportation services by someone not acting as a motor carrier or using its van line agents that are part of Seller’s transportation network.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the articles of formation or organization and operating agreement or limited liability company agreement of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vi) any amendment to any of the foregoing.

“Permits” has the meaning specified in Section 5.16.

 “Permitted Encumbrances” means (i) liens securing Taxes, assessments, governmental charges and levies, or the claims of materialmen, mechanics, carriers, landlords and like persons, in any such case which are not yet due and payable or are being contested in good faith through appropriate proceedings and for which adequate reserves are maintained, (ii) unperfected security interests retained by sellers of goods to secure the purchase price of such goods to the extent the obligation to pay such purchase price constitutes a trade account payable, (iii) liens set forth in Schedule 5.6 and (iv) other liens arising in the ordinary course of business and not incurred in connection with borrowing money that would not be reasonably expected to give rise to a Material Adverse Effect.

“Person” means any individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Body.

“Proceeding” has the meaning specified in Section 11.3(a).

“Projections” has the meaning specified in Section 5.4(b).

“Projects” has the meaning specified in Section 5.18.

“PTS” means the Product Tracking System module of the COLT software included in Purchased Assets.

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Assets” has the meaning specified in Section 2.1.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Real Property Lease Assignments” means assignment agreements with respect to each of the Assigned Real Property Leases, each in a form reasonably acceptable to both parties.

“Real Property Lease” means any lease or sublease of real property pursuant to which Seller or any of its Affiliates lease or sublease real property used by Seller or any of its Affiliates in connection with, or related to, the Business.

“Real Property Subleases” means sublease agreements, each of which shall be in a form reasonably acceptable to both parties and shall include the respective major terms set forth on EXHIBIT E, pursuant to which Seller shall sublease to Buyer a portion of (i) the Westmont Office Facility and (ii) the Logistics Facilities.

“Release” means any “Release” of a “hazardous substance” as those terms are defined in CERCLA.

“Requirement of Law” means any applicable common law and any applicable foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

“Representatives” has the meaning specified in Section 7.3.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Ancillary Agreements” means all agreements, certificates, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection with the transactions contemplated hereby.

“Seller SFAs” has the meaning specified in Section 8.2(o).

“Seller’s Knowledge” means the actual conscious knowledge of each of John M. Dupuy, Anthony Pellegrino, Douglas E. Christensen, Victor Kaminski, Chris Stivers, Lee Helmuth,  Cheryl Brand, Susan Hobson Kus and Ann Harten.

“Service Bureau Agreement” has the meaning specified in Section 4.3(j).

“Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith that are in the possession or under the control of Seller.

“Software License Assignment” has the meaning set forth in Section 4.3(g).

“STI Agreement” means the asset purchase agreement between Seller and Specialized Transportation Agent Group, Inc., d/b/a Specialized Transportation, Inc., dated as of September 9, 2004.

“Tangible Personal Property” has the meaning specified in Section 2.1(b).

“Tangible Personal Property Leases” has the meaning specified in Section 2.1(c).

 “Tax” means (a) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, estimated, employment, payroll, or other withholding or minimum tax, or any other tax, custom, duty, governmental fee, or other like assessment, or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body; (b) any liability of Seller for the payment of any amounts of the type described in the foregoing clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Persons; and (c) liability of Seller for the payment of any amounts described in clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return related thereto).

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Taxes (including any related or supporting schedules, statements or information), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Third Party Claim” has the meaning specified in Section 11.3(a).

 “Trademark License” has the meaning specified in Section 4.3(i).

 “Transitional Services Agreement” has the meaning specified in Section 4.3(d).

 “Transfer Tax” means any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax and any other similar Tax.

“Transferred Employees” has the meaning specified in Section 8.2(a).

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“WARN” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.

“Westmont Office Facility” means the office facility leased by Seller at 700 Oakmont Lane, Westmont, Illinois.